Exhibit 10.1

The Topps Company, Inc.

Contract No. 914(mb)

MAJOR LEAGUE BASEBALL PROPERTIES, INC.

LICENSE AGREEMENT

This license agreement (the "Agreement") is by and between Major League Baseball Properties, Inc., 245 Park Avenue, New York, NY 10167 (hereinafter referred to as "Licensor"), on its own behalf and as agent for each of the entities specified in Schedule A (collectively, the "MLB Entities"), and the individual/entity identified in Schedule B (hereinafter referred to as "Licensee"). This Agreement is not effective until signed by the parties hereto.

THIS WILL CONFIRM OUR AGREEMENT AS FOLLOWS:

1. GRANT OF LICENSE: Licensor grants to Licensee for the term of this Agreement, subject to the terms and conditions hereinafter contained (including, without limitation, the additional miscellaneous terms and conditions contained in Schedule P hereto and the limitations set forth in the attached Exhibit 1), the limited exclusive (as set forth in Schedule P, Exclusivity) and the non-exclusive license to utilize certain specified names, trademarks, service marks, trade dress and copyrights, including word marks, logos, uniform designs, mascots, images, colors and color combinations, characters, symbols, designs, likenesses and visual representations associated with and/or related to the various Major League Baseball-affiliated entities and their products and services, as described in Schedule D attached hereto (herein such names, trademarks, service marks, trade dress and copyrights, including word marks, logos, uniform designs, mascots, images, colors and color combinations, characters, symbols, designs, likenesses and visual representations are collectively called the "Logos"), along with, if applicable, the names and likenesses of the Major League Baseball umpires listed in Schedule D (hereinafter, such umpire names and likenesses are referred to as the "Likenesses") (the Logos and Likenesses shall collectively be referred to as the "Licensed Properties"), to be used solely in connection with the manufacture, distribution, promotion, advertisement and sale of the article or articles specified in Schedule E attached hereto (herein such article or articles are called "Licensed Products"). Licensee acknowledges and agrees that all Licensed Products shall conform to Licensor's then-current labeling requirements and, except to the extent specifically set forth in Schedule E below, only then-current Licensed Properties shall be featured in the Licensed Products. For purposes of this Agreement, "then-current" shall mean current at the time of Licensee's production of each Licensed Product as specified in Licensor's Official Style Guides or as otherwise specified by Licensor. This license does not constitute and may not be used so as to imply the endorsement of the Licensed Products or any other product of Licensee by Licensor and/or each of the Licensor Indemnitees (as defined in Schedule C). While the Licensed Properties may be used as trademarks or service marks subject to the terms of this Agreement, the Licensed Properties are not licensed herein for use as certification marks or indications of a particular standard of quality. Any exclusivity granted hereunder shall be subject to (i) presently outstanding agreements granted by the Clubs; (ii) the rights of Licensor and the Licensor Indemnitees, and each of their respective affiliates to distribute (directly or indirectly) products throughout the world (through any means or medium); and (iii) the grant by Licensor to the Major League Baseball Players Alumni Association (the "MLBPAA") of worldwide rights to utilize the word marks "Major League" and "Major League Baseball" as part of the MLBPAA's name, logos, designs, symbols and other visual representations (the "MLBPAA Marks"), which include the right to grant to third parties the right to use the MLBPAA Marks. Further, any exclusivity granted hereunder shall pertain only to the extent of the Licensed Products described, if and as specified in this Agreement. Licensor warrants and represents that as the agent for the MLB Entities, pursuant to authority granted by the MLB Entities, it has the full authority to license the Licensed Properties in connection with the manufacture, distribution, promotion, advertisement and sale of the Licensed Products.

2. TERRITORY: Licensee shall be entitled to use the license granted hereunder only in the territory described in Schedule F attached hereto (herein such territory is called the "Licensed Territory"). Licensee will not make use of or authorize any use of this license or the Licensed Products outside the Licensed Territory or distribute or sell the Licensed Products directly or through others to retailers outside the Licensed Territory. Licensee may use manufacturers outside the Licensed Territory in accordance with Paragraph 13(U) below, provided that such manufacturers are identified in Schedule Q and such manufacturers do not sell the Licensed Products to anyone other than Licensee. Licensee may also distribute the Licensed Products to other licensees of Licensor as and to the extent Licensor authorizes such other licensees to purchase such Licensed Products from Licensee. The parties hereby acknowledge and agree that, in respect of the provision of Licensed Products pursuant to Paragraph 13(M) below directly to the Clubs, or the Clubs belonging to The National Association of Professional Baseball Leagues d/b/a Minor League Baseball ("Minor League Clubs"), located in Canada or their owned or controlled retail operations, the Licensed Territory shall include Canada.

3. LICENSE PERIOD: The license granted hereunder shall be effective and expire as of the dates specified in Schedule G attached hereto (herein such period is called the "License Period") and except as otherwise provided for sell-off purposes as specified in Paragraph 17 hereof, unless sooner terminated in accordance with the terms and conditions hereof.

    CONSIDERATION:

A. Advance and Guaranteed Compensation: Licensee agrees to pay Licensor the sums specified in Schedule K attached hereto, as advance minimum compensation (herein called "Advance Compensation") and as guaranteed minimum compensation (herein called "Guaranteed Compensation" and together with Advance Compensation, the "Total Guaranteed Compensation"). The Advance Compensation shall be paid as set forth in Schedule K, and shall apply against Total Guaranteed Compensation as defined below. The Total Guaranteed Compensation shall be paid as provided in Schedule K except to the extent that paid Advance Compensation and annual cumulative payments of Royalties shall theretofore have offset all or a portion of the Total Guaranteed Compensation. Notwithstanding the foregoing, no part of Royalties which may be attributable to Premium sales (as defined hereunder) of the Licensed Products shall serve to offset any part of the Total Guaranteed Compensation specified in Schedule K. No part of such Total Guaranteed Compensation shall be repayable to Licensee in any event, except as is expressly provided for herein. No part of any amounts paid or payable hereunder may be used to offset or apply against any other amount owed by Licensee to Licensor, any MLB Entities or Licensor Indemnitees or to any other Major League Baseball-affiliated entity. In the event of a work stoppage delaying or interrupting the playing of Major League Baseball games, the parties agree that this Agreement shall continue in full force and, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT], Licensee shall not be entitled to any other form of compensation nor shall Licensor or the Licensor Indemnitees be otherwise liable to Licensee for any losses incurred by Licensee on account of any such work stoppage.

B. Royalties: Licensee agrees to pay Licensor a sum equal to either the per unit minimum specified in Schedule L (if any) or the percentage of all "Net Wholesale Sales" or "Net Retail Sales", as applicable, (each as defined below) specified in Schedule L by Licensee of the Licensed Products covered by this Agreement. (Such per unit minimum and/or percentage of Net Wholesale Sales or Net Retail Sales is herein called "Royalties.") Licensee shall pay to Licensor Royalties based on the greatest of, as applicable, the (i) per unit minimum (if stated), (ii) percentage of Net Wholesale Sales, and (iii) Net Retail Sales, if specified. If Licensee sells the Licensed Products to any of Licensee's affiliated, associated or subsidiary entities (collectively, the "Licensee Affiliates"), and such Licensee Affiliates sell the Licensed Products, Licensee shall pay Royalties on the price at which Licensee sells the Licensed Products or the price at which the Licensee Affiliates sell the Licensed Products, whichever is greater. In addition, Royalties shall be payable concurrently with the periodic statements required in Paragraph 5 below, except to the extent offset by Total Guaranteed Compensation theretofore remitted. The term "Net Wholesale Sales" shall mean, with respect to wholesale sales of the Licensed Products, gross sales based on the wholesale price to the retail trade less cash, trade or quantity discounts, allowances, and all actual returns (such cash and trade discounts and allowances shall, except as otherwise agreed to in writing by Licensor, not exceed [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of Licensee's total Net Wholesale Sales for each Reporting Period (as defined in Paragraph 5 below)), but no deduction shall be made for uncollectible accounts, commissions, taxes, or any other amount (except as otherwise agreed upon in writing by Licensor). For the purposes of this Paragraph, "allowances" shall mean a reduction of Licensee's usual wholesale price based on the following: [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Notwithstanding the foregoing, in no event may Licensee distribute Licensed Products in a re-packaged form for the same Release (as defined in Schedule P, Miscellaneous No. 9) upon return of such merchandise from retailers or middlemen (including distributors) unless Licensee receives Licensor's prior written approval thereof. If such approval is granted, Licensee shall pay Licensor Royalties on such distribution based on the standard wholesale price therefor less a discount not to exceed [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]of such standard wholesale price. In no event may any such distribution occur in trade channels or as otherwise specified by Licensor prior to the first Release of the Licensed Products in each Contract Year (as defined in Schedule G, License Period). The term "Net Retail Sales" shall mean, with respect to retail sales of the Licensed Products, gross sales based on the greater of Licensee's or, as the case may be, Licensee Affiliates' (a) usual retail price charged to consumers for such Licensed Products (or, if no such Licensed Products were previously sold, for similar Licensed Products) or (b) actual retail price charged to consumers less quantity discounts (if pre-approved in writing by Licensor) and actual returns, but no deduction shall be made for uncollectible accounts, commissions, taxes, or discounts of any kind. Notwithstanding the foregoing, with regard to Canadian sales, if authorized hereunder, Licensee shall pay Royalties on the price of the Licensed Products excluding "GST" and any duty and shall submit all statements and Royalties payments to such party designated by Licensor and as required by this Agreement. Licensee shall account separately for all sales of each Licensed Product (itemized by Licensed Product, Licensed Properties depicted on such Licensed Product, country into which the Licensed Product is sold, distribution channel through which the Licensed Product is sold and as Licensor shall otherwise require from time to time), pursuant to the requirements of Paragraph 5 below. No costs incurred in the manufacture, sale, distribution, promotion or advertisement of the Licensed Products shall be deducted from any Royalties payable by Licensee. Said Royalties shall also be paid by Licensee to Licensor on all Licensed Products (including, without limitation, any irregulars, seconds, etc. distributed pursuant to the provisions of Paragraph 10 of this Agreement) distributed by Licensee or any Licensee Affiliate, even if not billed or billed at less than usual Net Wholesale Sales price or Net Retail Sales price, as applicable, for such Licensed Products, and shall be based upon the greater of the usual Net Wholesale Sales price or Net Retail Sales price, as applicable, sold to the trade by Licensee or, as the case may be, Licensee Affiliates for (i) such Licensed Products, or (ii) if such Licensed Products have not been so sold, products similar to the Licensed Products. Licensor acknowledges that units of the Licensed Products that are exported by Licensee or, as the case may be, Licensee Affiliates to other licensees of Licensor authorized to distribute such Licensed Products outside the Licensed Territory may, with Licensor's written approval, be sold without any obligation on Licensee to pay Royalties to Licensor on such units. Royalties payable on sales of the Licensed Products to Licensor affiliates per Paragraph 13(M) shall be calculated on Licensee's or, as the case may be, Licensee Affiliates', actual Net Wholesale Sales price or Net Retail Sales price, as applicable, charged.

C. Product Credit: Licensee shall provide to Licensor merchandise credit in the amount or in the form specified in Schedule N. Licensee shall ship at Licensee's expense and at Licensor's direction such merchandise as Licensor shall request from time to time under this merchandise credit. Licensee acknowledges and agrees that to the extent Licensor does not use the entire merchandise credit during any such year, Licensor shall be entitled to receive such unused portion in the following calendar year, notwithstanding the expiration or termination of the License Period.

D. Advertising, Marketing and Promotion: Licensee acknowledges that it is required to promote the Licensed Products under this Agreement. Accordingly, Licensee agrees to perform each of the obligations, if any, specified in Schedule O. Unless otherwise specified, Licensee acknowledges and agrees that any financial or other commitments under any item identified in Schedule O shall not offset or apply against any obligations under any other item thereunder.

E. Currency: All amounts payable pursuant to this Agreement shall be in the currency identified in Schedule K.

F. Payment Terms: Licensee agrees to pay Licensor all sums due and payable to Licensor relating to this Agreement, regardless of whether Licensee has received an invoice in connection with such amount payable.

G. Late Payment Penalties: Any late payments shall require Licensee to pay Licensor, in addition to the amount due, interest (accruing at the time such obligation was first owed) at one percent (1%) per month or the highest prime lending rate of JP Morgan Chase Bank (or its successor bank, if any), whichever is greater, on the amounts delinquent for the period of the delinquency, without prejudice to any other rights of Licensor in connection therewith.

H. Licensor's Use of Licensee Marks and Licensed Product Depictions: Licensee agrees that Licensor shall have the right in its sole discretion and in a style and manner in which it chooses (provided Licensee is presented in a positive manner), to produce and allow others to produce on its behalf catalogs, sales sheets or brochures (hereinafter "catalogs") wherein merchandise from licensees of Licensor shall be displayed. Licensee hereby grants to Licensor the right to feature the Licensed Products and to use Licensee's trademarks and corporate identification (including, without limitation, the brand names of the Licensed Products as identified in Schedule U) in a positive manner (i) in any and all media for purposes of promoting and advertising either the Licensed Products and/or Licensor, its affiliates, and promotions for the foregoing, and (ii) in trade materials, sales presentations, and industry meetings, without additional approvals or any compensation. Licensee acknowledges and agrees that nothing in this Paragraph 4(H) shall be construed as Licensor's grant, approval, or acceptance of such brand names.

5. PERIODIC STATEMENTS: Within thirty (30) days after the first day of the License Period, and promptly on the 15th day of every reporting period specified in Schedule I (herein such period is called the "Reporting Period") thereafter, Licensee shall furnish to Licensor complete and accurate statements, certified to be accurate by Licensee, or if a corporation, by an officer of Licensee, showing the sales volume of each Licensed Product (itemized by Licensed Product, Licensed Properties depicted on such Licensed Product, country into which the Licensed Product is sold, distribution channel through which the Licensed Product is sold and as Licensor shall otherwise require from time to time), gross sales price, allowable itemized deductions from gross sales price, and Net Wholesale Sales price or Net Retail Sales price, as applicable, of the Licensed Products distributed and/or sold by Licensee or any Licensee Affiliate during the preceding Reporting Period, together with any returns made during the preceding Reporting Period. The statements required pursuant to this Paragraph 5 shall be furnished to Licensor whether or not any of the Licensed Products have been sold, or any payment is shown to be due Licensor, during the Reporting Periods in which such statements are due. Licensee shall furnish to Licensor sufficient background information so as to make such statements intelligible to Licensor, and on request of Licensor, a complete list of Licensee's customers to whom Licensed Products have been sold and corresponding information regarding distribution to such accounts. Licensor agrees that it will not divulge said customer list to any other licensee of Licensor, to any other competitor licensing organization, or to any competitor of Licensee, as identified by Licensee in writing, except as required by law. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee.

6. BOOKS AND RECORDS:

A. Licensee shall keep, maintain and preserve in its principal place of business for at least three (3) years following termination or expiration of this Agreement or any renewal thereof, complete and accurate records and accounts covering all transactions relating to this Agreement and pertaining to the various items required to be shown on the statements to be submitted by Licensee, including, without limitation, invoices, correspondence and banking, financial and other records in Licensee's possession or under its control. To the extent that such records are commingled with other business records of Licensee, Licensor shall nonetheless be entitled to review all of Licensee's records. Such records and accounts shall be available for inspection and audit (and copying at Licensor's expense) at Licensee's principal place of business or such other Licensee-controlled facility as Licensor shall request during or after the License Period or "Sell-Off Period" (as defined in Paragraph 17 below) of this Agreement during reasonable business hours and upon reasonable notice (not to exceed thirty (30) days) by Licensor or its representatives. Licensor shall also have the right to inspect Licensee's plants, warehouses and storage facilities upon reasonable notice during business hours, to ensure compliance with this Paragraph 6(A) and Paragraph 10 below. Licensee agrees not to cause or permit any interference with Licensor or representatives of Licensor in the performance of their duties of inspection and audit. To the extent that Licensee does not have all records and management personnel available during Licensor's scheduled audit and such audit needs to be rescheduled, the cost of the rescheduled audit will be the responsibility of Licensee.

B. The exercise by Licensor, in whole or in part or at any time or times, of the right to audit records and accounts or of any other right herein granted, the acceptance by Licensor of any statement or statements or the receipt and deposit by Licensor of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and shall not estop or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

C. If pursuant to its rights hereunder to audit and inspect Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] percent ([INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]%) or more between the amount found to be due to Licensor and the amount actually paid or credited to Licensor, then Licensee shall be responsible for payment of the entire deficiency, together with interest thereon at the then current prime rate of JP Morgan Chase Bank (or its successor bank, if any) from the date such amount became due until the date of payment, and the reasonable costs and expenses of such audit and inspection. If the audit discloses a deficiency of less than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]percent ([INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]%) between the amount found to be due to Licensor and the amount actually paid or credited to Licensor, then Licensee shall pay Licensor the amount of the deficiency plus interest as calculated above.

D. Upon demand of Licensor, Licensee shall at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement, certified by an independent certified public accounting firm approved by Licensor, showing the sales volume of each Licensed Product (itemized by Club and, as requested by Licensor, by country or other territory, for each applicable Licensed Product), gross sales price, itemized deductions from gross sales price and Net Wholesale Sales price or Net Retail Sales price, as applicable, of the Licensed Products covered by this Agreement distributed and/or sold by Licensee and Licensee Affiliates to the date of Licensor's demand. Licensee shall additionally provide, on Licensor's written request and at Licensee's cost, the audited financial statements for Licensee and/or any Licensee Affiliate for the requested year(s).

    INDEMNIFICATIONS AND PROTECTIONS:

A. Licensor hereby agrees to indemnify, defend and hold Licensee and its owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages or costs (including reasonable attorneys' fees and expenses) arising from (i) challenges to Licensor's authority as agent for and pursuant to authority granted by the MLB Entities to license the Licensed Properties in connection with the manufacture, distribution, promotion, advertisement and sale of the Licensed Products or (ii) assertions to any claim of right or interest in or to the Licensed Properties as authorized and used on the Licensed Products, provided in each case that Licensee shall give prompt written notice, cooperation and assistance to Licensor relative to any such claim or suit, and provided further in each case that Licensor shall have the option, in its sole discretion, to undertake and conduct the defense of any suit so brought (subject to Licensee's reasonable approval as to counsel, court filings, discovery, correspondence, general strategies, and the settlement of the claim, action or suit), provided, however, in no event may Licensor settle such claim, action, or suit in a manner that imposes financial liability upon, or an admission of guilt by, Licensee except as and to the extent consented to in writing by Licensee. Further, if Licensor and Licensee disagree as to the handling of such defense, Licensee may handle its own defense of such claim, suit, or action, at its own cost and upon sufficient notice to Licensor.

B. Licensee shall assist Licensor, to the extent necessary, in the procurement of any protection or to protect any of Licensor's rights to the Licensed Properties, and Licensor, if it so desires and in its sole discretion, may commence or prosecute any claims or suits in its own name (or with the approval of Licensee in the name of Licensee or join Licensee as a party thereto) it being understood that nothing herein shall be deemed a waiver of Licensor's rights under applicable laws and governing rules of civil procedure regarding impleading or interpleading parties in a litigation. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Properties of which it is aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so. Licensee agrees that it is not entitled to share in any proceeds received by Licensor (by settlement or otherwise) in connection with any formal or informal action brought by Licensor hereunder.

C. (i) In the event that a claim is made, or an action or suit is instituted, against Licensor and/or any Licensor Indemnitee, arising out of or related to:

(a) any actual or alleged use of or infringement of any trademark, service mark, copyright, patent, process, method or device by Licensee, its agents, employees, representatives, or others under its control in connection with the Licensed Products covered by this Agreement and not involving a claim of right to the Licensed Properties, as and to the extent used as authorized in this Agreement;

    any actual or alleged defects or deficiencies in said Licensed Products or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Licensed Products not involving a claim of right to the Licensed Properties;

    any unauthorized use by Licensee, its agents, employees, representatives, or others under its control of the MLB Marks (as defined below). For purposes of this Agreement, "MLB Marks" shall mean the Logos and any other names, trademarks, service marks, trade dress and copyrights, including word marks, logos, uniform designs, mascots, images, colors and color combinations, characters, symbols, designs, likenesses and visual representations owned, controlled, or cleared for use by or on behalf of and/or applied for in or registered with the U.S. Patent and Trademark Office (irrespective of the class or nature of goods or services for which an application has been made or registration issued), or any combination or derivative of same, by Licensor or any of the MLB Entities;

(d) any breach of this Agreement by Licensee, its agents, employees, representatives, or others under its control;

(e) any actual or alleged libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party by Licensee, its agents, employees, representatives, or others under its control (other than the rights granted by Licensor when used as authorized under this Agreement);

(f) any agreements or alleged agreements made or entered into by Licensee, its agents, employees, representatives, or others under its control to effectuate the terms of this Agreement;

(g) any distribution methods, practices, or policies relating to the Licensed Products; and/or

(h) any promotional, marketing, or advertising activities involving or related to the Licensed Products or to Licensor or any of its affiliates;

then Licensee shall indemnify, defend and hold Licensor and/or each such Licensor Indemnitee and its respective former or current owners, shareholders, partners, members, directors, officers, employees, agents, representatives, successors and assigns harmless from all such actions, claims, suits, damages and costs (including reasonable attorneys' fees and expenses) and afford Licensor the option to participate in any such action at its cost or to allow Licensee to handle Licensor's defense (subject to Licensor's reasonable approval as to counsel, court filings, discovery, correspondence, general strategies, and the settlement of the claim, action or suit) provided, however, in no event may Licensee settle such claim, action, or suit in a manner that imposes financial liability upon, or an admission of guilt by, Licensor except as and to the extent consented to in writing by Licensor. Further, if Licensor and Licensee disagree as to the handling of any of the foregoing, Licensor may handle its own defense of such claim, suit, or action, at its own cost and upon sufficient notice to Licensee.

(ii) In the event that a claim is made, or an action or suit is instituted, against Licensee relating to the Licensed Properties or the Licensed Products and which is material and/or likely to receive press coverage, then Licensee shall promptly notify Licensor in writing of any claims, actions or suits commenced against it, apprise Licensor of the forum and all other relevant details relating to such claims, actions or suits. If the claim relates to the Licensed Properties, Licensor may take on such defense. In all other cases, Licensor may participate in such action subject to applicable civil procedure laws. Unless such claim, action, or suit involves, as a litigated issue, the unauthorized use of the MLB Marks (in which case such costs shall be treated as if incurred in connection with Paragraph 7(C) above), Licensor shall bear the costs of such participation.

8. INSURANCE: Licensee must obtain, and continuously maintain throughout the License Period and Sell-Off Period, at its own expense, the following insurance policies in the amounts specified in Schedule M worldwide to protect against any claims or suits arising out of any of the circumstances described in Paragraph 7(C) above.

A. An Insurance Services Office occurrence based Commercial General Liability Insurance Policy, including contractual liability, products/completed operations liability and advertising liability coverage.

B. Umbrella Liability Insurance, in excess of 8(A) above.

All insurance polices must be issued by an admitted insurance carrier. Licensor, the Licensor Indemnitees, and their subsidiary or affiliated companies and its and their directors, officers and employees must be named as Additional Insureds under the Commercial General Liability and Umbrella Liability Policies policy. All of these policies must contain Cross Liability Endorsements. Further, coverage for the Additional Insureds shall apply on a primary basis irrespective of any other insurance, whether collectible or not. All policies shall be endorsed to provide that in the event of cancellation, non-renewal or material modification Licensor shall receive thirty (30) days written notice thereof. Licensee shall furnish Licensor with certificates of insurance evidencing compliance with all insurance provisions noted above prior to the commencement of use of the Licensed Properties and annually prior to the expiration of each required insurance policy.

9. COPYRIGHT AND TRADEMARK NOTICES AND REGISTRATIONS:

A. Licensee further agrees that, unless otherwise directed in writing by Licensor, in any instance wherein the Licensed Properties are used, the following general notice shall be included (i.e., on the product, on a label, on the packaging material or on a separate slip of paper attached to the product): "Major League Baseball trademarks and copyrights are used with permission of Major League Baseball Properties, Inc." Further, all products containing the Licensed Properties shall contain, as Licensor shall direct, a label with Licensee's name, the Major League Baseball silhouetted batter logo, and the "Genuine Merchandise" logo or the logos of Licensor's other applicable collections (e.g. Major League Baseball Cooperstown Collection or MLB Authentic Collection) subject to the eighth unnumbered paragraph of Schedule E. In addition, each counterbox of the Licensed Products shall contain the Licensor-designated hologram. All Licensed Products shall display or otherwise identify Licensee's name either on a permanently affixed label or such other manner approved in writing by Licensor. All Licensed Products components which bear any of the Licensed Properties (embroidered emblems, cloth or paper labels, hangtags, etc.) shall, if Licensor permits, be manufactured in-house by Licensee or shall be obtained only from one or more suppliers officially authorized by Licensor to produce those components. All Licensee advertisements displaying the Licensed Properties, all retailer advertisements featuring Licensed Products and of which Licensee has knowledge or any Licensed Products shall contain the words "Genuine Merchandise" (or such other applicable Major League Baseball collection name designated by Licensor) and the silhouetted batter logo. Licensee shall provide notice to those to whom it sells Licensed Products directly or indirectly that such entities must display the appropriate notice and collection mark, as directed by Licensor, and the silhouetted batter logo in all advertisements. All uses of the Licensed Properties shall also include any designations legally required or useful for enforcement of copyright, trademark or service mark rights (e.g., "©", "®", "™" or "SM") as directed by Licensor. Licensor shall have the right to revise the above notice requirements and to require such other notices as shall be reasonably necessary to protect the interests of Licensor and/or the Licensor Indemnitees in the Licensed Properties and Licensee shall, at its cost and expense, fully comply with such requirements and notices, and purchase of such holograms, as Licensor shall request.

B. Licensee agrees to advise Licensor of the initial date of the marketing of each Licensed Product and, upon request, to complete all forms generated by Licensor and deliver to Licensor the number and type of specimen samples of the Licensed Product, labels or the like upon which the Licensed Properties are used as are actually required for use in procuring and/or maintaining copyright, trademark and/or service mark registrations or Customs recordations in the name of and at the expense of the person, firm, corporation or other legal entity owning the Logos, in compliance with any laws relating to copyright, trademark and service mark registrations or Customs recordations. Licensee acknowledges and agrees that with respect to the completion of forms generated by Licensor pursuant to the preceding sentence, Licensee shall provide (i)  all documentary information reasonably requested thereby (including, without limitation, a listing of all of the Licensed Properties included on each Licensed Product), (ii) a description of all Licensor authorized uses of each of the Licensed Properties during the License Period, (iii) a listing of the quantity of sales of the Licensed Products, and (iv) a description of the identity of the wholesale purchasers of such Licensed Products and their addresses (which Licensor will keep in confidence pursuant to Schedule P, Miscellaneous No. 8); it being understood that such list shall be updated not more than once per year but may, upon a specific, reasonable request by Licensor, be supplemented from time to time. Except to the extent set forth in any schedules attached to this Agreement, Licensor and/or the Licensor Indemnitees shall be solely responsible for taking such action as it or they deem appropriate to obtain such copyright, trademark or service mark registrations or Customs recordations for the MLB Marks. If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall and hereby does assign all of its rights in each such application and any resulting registration to Licensor or any other appropriate owner thereof, and further agrees to execute all papers necessary to effectuate and/or confirm such assignments. Licensee shall perform all acts necessary and execute all documents necessary to effectuate its registration as a user of the Logos (and other MLB Marks, if previously applicable) on the Licensed Products herein (and MLB Marks, if previously applicable) where such registration is needed and shall assist Licensor in protecting the Licensed Properties (and other MLB Marks, if previously applicable) as requested and directed by Licensor.

C. Licensee also agrees that, in any case where it employs the services of photographers or artists in connection with the production, promotion, marketing or distribution of the Licensed Products, it will use commercially reasonable efforts to ensure that each such photographer or artist agrees that the photographic or artistic works he or she produces for Licensee shall be "works made for hire" for the purposes of the copyright laws, and that to the extent such photographic or artistic works may not qualify as "works made for hire," the copyright in each such work is assigned to Licensee. Nothing herein shall prohibit Licensee from using any photographer or artist that does not enter into such work for hire agreement so long as proper credentials are obtained and such terms are followed, if and as applicable.

D. No rights to utilize the names, likenesses and/or signatures of any individuals other than the Likenesses (if granted in Schedule D) are granted under this Agreement. Licensee acknowledges and agrees that any Likeness rights which are granted hereunder may only be featured in the Licensed Products in the context of such individual's employment as a Major League Baseball umpire. Upon request, Licensee must present to Licensor written evidence of having obtained the proper authorization to utilize any such names, likenesses and/or signatures (other than the Likenesses).

    APPROVALS:

A. Licensor shall have absolute approval, per Paragraph 30 hereof, of the Licensed Products and of all packaging at an appropriate stage of development (but in no event later than the final films stage). In addition, Licensor shall have the right to approve all advertising and promotional materials relating to the Licensed Products, including, but not limited to, all advertising and promotional materials that use any Licensed Properties. Licensee agrees to furnish in a timely manner to Licensor, free of cost, for its written approval as to quality and style, artwork (including, but not limited to, the simultaneous submission of the front and back layout for Licensed Product No. 1), copy, and all quotations by current or former Major League Baseball players, coaches, managers or other personnel for each Licensed Product before its manufacture, sale, promotion, advertisement or distribution, whichever first occurs (in respect of Licensed Product No. 1, Licensee shall clearly indicate whether the style and artwork of each submission are (a) from an actual reprint of a previously released trading card, (b) based on an earlier trading card set or design (other than a reprint), or (c) of a totally new design), and artwork showing all advertising, point-of-sale displays, catalogs, sales sheets and other items that display or picture any Licensed Properties, and no such Licensed Product or other such materials shall be manufactured, sold, promoted, advertised or distributed by Licensee without such prior written approval. Such artwork need not be in the color proof stage unless directed by Licensor for such submission; however, in all submissions, Licensee shall enable Licensor to review the coloration of all Licensed Properties appearing therein. By way of example, but not limitation, (i) no use of any Licensed Properties shall be made on stationery of Licensee (specifically including, without limitation, letterhead, envelopes, business cards, shopping bags, invoices, statements, packing slips, etc.) without Licensor's prior approval and (ii) no press release relating to the Licensed Products, this Agreement, or Licensor and/or its affiliates shall be distributed or disseminated without Licensor's express written approval in advance of any such use (Licensor shall afford Licensee the same right of approval on press releases it issues concerning the Licensed Products, this Agreement, or Licensee). In addition, no irregulars, seconds or other Licensed Products which do not conform in all material respects to the approved samples may be distributed or sold without the express written advance consent of Licensor. All such sales, if made, shall bear Royalties as set forth in Paragraph 4(B). Subject, in each instance, to the prior written approval of Licensor, Licensee or its agents may use textual and/or pictorial matter pertaining to the Licensed Properties on such promotional display and advertising material as may, in its judgment, promote the sale of the Licensed Products. All promotional display and advertising material must contain and prominently display the Major League Baseball silhouetted batter logo. [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]samples of each Licensed Product shall be supplied free of cost to Licensor, and one to each MLB Entity whose Licensed Properties are used on such Licensed Products. From time to time subsequent to final approval, a reasonable number of production samples shall periodically be sent to Licensor free of cost. Such samples shall also be sent upon any change in design, style or quality, which shall necessitate subsequent approvals by Licensor. Additional samples shall be supplied to Licensor upon request at no more than cost.

B. In the event that any item or matter submitted to Licensor under this Agreement for approval or consent shall not have been approved or consented to, disapproved or denied, or commented upon within the number of Licensor business days specified in Schedule J after receipt thereof by Licensor and Licensor shall have received notice from Licensee that comment is overdue by facsimile, email or other written communication, and Licensor shall not have commented within the number of Licensor business days specified in Schedule J of receipt of such notice, any items or matters so submitted shall be deemed approved and consented to. If any submission is not approved or requires Licensee modifications, Licensor shall provide detailed feedback sufficient to enable Licensee to address any rectifiable concerns of Licensor in order to execute such modifications and obtain the desired approval, if and as feasible. Licensee shall re-submit each and every such submission to Licensor until Licensor's concerns are rectified or approval is denied. Licensee acknowledges and agrees that all submissions required to be given by it to Licensor hereunder shall be sent to Licensor's Quality Control Department with a copy to Licensee's contact within Licensor's Licensing Department. Notwithstanding anything to the contrary contained above, no action (whether written or oral) or inaction by the Licensor's Quality Control Department shall be construed as granting any rights (including, without limitation, authorizing any new or different product) not expressly stated in this Agreement or a fully executed amendment hereto. Licensee acknowledges and agrees that any Licensed Products not approved pursuant to the terms hereof, not complying with the requirements set forth in this Agreement, or not listed in Schedule E, shall be treated as unlicensed and unauthorized products for all purposes and shall not be manufactured, offered for sale, sold or distributed, or submitted to the Quality Control Department, or any other individual at Licensor for review. Nothing herein shall be construed to prevent new product ideas submissions to licensing personnel for purposes of initial review and the potential grant of rights for such product.

C. Licensee must obtain all necessary licenses, clearances, consents and releases (collectively, "Consents") permitting it to use any material depicted, or referred to, in the materials submitted to Licensor including, but not limited to, any trademark, trade dress, copyright, design, name, likeness, slogan, logo, music, voice or other indicia or rights proprietary to any third party including, without limitation, any fans and/or former or current Major League Baseball players, or third party companies, municipalities or other entities, except such Consents as Licensor provides in writing to Licensee. Licensee is solely responsible for determining which licenses, clearances, consents and releases must be obtained. For purposes of this paragraph, a "third party" is any individual or entity who is not represented by Licensor in this Agreement. Evidence of having obtained such licenses, consents and releases shall be submitted to Licensor upon request.

11. DISTRIBUTION:

A. Except as otherwise provided in Schedule R and Schedule S, Licensee shall sell the Licensed Products to jobbers, wholesalers, distributors or retailers for sale or resale and distribution to retail stores and merchants for their resale and distribution or directly to the public, subject to the terms herein. With respect to sales by Licensee Affiliates, Licensee acknowledges and agrees that at no time shall it sell or distribute the Licensed Products, directly or indirectly, to or through its Licensee Affiliates, unless such Licensee Affiliates are set forth in Schedule R and such sale or distribution is pre-approved in writing by Licensor and in compliance with the terms of Paragraph 4(B).

B. Unless otherwise set forth in Schedule P of this Agreement, such distribution of the Licensed Products shall not be conducted through freight-on-board sales (wherein Licensee transfers title to and possession of the Licensed Products to a third party outside the Licensed Territory for subsequent distribution). In the event Licensee sells or distributes a Licensed Product at a special price directly or indirectly to itself, including, without limitation, any Licensee Affiliate, or to any other person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, Licensee shall pay Royalties with respect to such sales or distribution based upon the greater of the highest Net Wholesale Sales price or Net Retail Sales price, as applicable, offered, or sold to, the trade during the License Period by Licensee for (i) such Licensed Products, or (ii) products similar, in Licensor's judgment, to the Licensed Products.

C. Subject to Schedule S, Schedule T, and Paragraph 10 regarding the approval of all materials and copy, Licensee shall be permitted to distribute the Licensed Products via "Interactive Media" (as defined below); provided, however, that Licensee shall not sell or otherwise distribute or allow for the sale or distribution of, directly or through others, the Licensed Products outside the Licensed Territory, and shall include prominent language on the Interactive Media through which the Licensed Products are offered that Licensee may not fulfill orders for delivery of the Licensed Products outside of the Licensed Territory. Licensee acknowledges and agrees that nothing herein shall be construed so as to imply that Licensee is entitled to use the Licensed Properties on a free-standing basis (i.e., the Licensed Properties may be used only on the Licensed Products or in text describing such Licensed Products) or to run or advertise promotions via Interactive Media. Licensee's rights pursuant to this paragraph shall be limited to the sale and distribution of the Licensed Products via Interactive Media, and the Licensed Properties may only be used as depicted in the Licensed Products in connection therewith. For purposes of this Agreement, "Interactive Media" shall mean the Internet and any network or medium of electronic communication now known or hereafter devised.

D. Provided that such distribution does not violate any terms and conditions of this Agreement or applicable law, Licensee may only distribute the Licensed Products through the distribution channels, if any, specified in Schedule T.

12. GOODWILL: Licensee recognizes the great value of the publicity and goodwill associated with the MLB Marks and, in such connection, acknowledges that such goodwill belongs exclusively to Licensor and/or the Licensor Indemnitees, as the case may be, and that the MLB Marks have acquired a secondary meaning in the minds of the purchasing public.

13. SPECIFIC UNDERTAKINGS OF LICENSEE: During the License Period, each additional license period, if any, and, with respect to Paragraphs 13(A), (B), (C), (D), (R), and (Y) below, thereafter in perpetuity, Licensee represents, warrants and agrees that:

A. It will not acquire any rights in the Licensed Properties as a result of its use thereof (or the MLB Marks, if used previously by Licensee) and all uses of the Licensed Properties (or other MLB Marks, if previously applicable) shall inure to Licensor's benefit;

B. It will not (i) subject to Paragraph 15(B), use MLB Marks not licensed hereunder, (ii) directly or indirectly attack the title of Licensor and/or the MLB Entities in and to the MLB Marks or Likenesses or any copyright, trademark, service mark or trade dress pertaining thereto, or attack the validity of the license granted hereunder, or (iii) subject to Paragraph 15(B), use the Licensed Properties in any manner other than as licensed hereunder;

C. It will not at any time apply for any registration of any copyright, trademark, service mark or other designation which would affect the ownership of the MLB Marks, or file any document with any governmental authority or take any action which would affect the ownership of the MLB Marks or aid or abet anyone in doing so;

D. Subject to Paragraph 15(B), it will not harm, misuse or bring into disrepute the MLB Marks or Likenesses;

E. It will manufacture, sell, promote, advertise and distribute the Licensed Products in a legal and ethical manner and in accordance with the terms and intent of this Agreement;

F. It will not create any expenses chargeable to Licensor without the prior written approval of Licensor;

G. It will protect to the best of its ability the right to manufacture, sell and distribute the Licensed Products hereunder;

H. It will not use the Licensed Products for combination sales, as self-liquidating or free giveaways or for any similar method of merchandising without the prior written consent of Licensor (Licensor acknowledges and agrees that, subject to Paragraph 10, Licensee shall be entitled to conduct sticker giveaways which are designed to promote Licensed Product No. 4 within Club stadiums) and will exercise due care that its customers likewise will refrain from making such use of the Licensed Products;

I. It will not, without the prior written consent of Licensor, enter into any sublicense or agency agreement for the manufacture, sale, promotion, advertisement or distribution of the Licensed Products;

J. It will not engage in tying practices, illegal restraints of trade, or selling practices that exclude any members of the retail trade for any reason other than poor credit history, known lack of integrity or disregard for the rights of Licensor and/or any of its affiliates. Nothing in the preceding sentence shall be deemed to require Licensee to violate any other term of this Agreement;

K. It will not use, or knowingly permit the use of, the Licensed Products as a "Premium" (as defined below), except with the prior written consent of Licensor (in the form of an executed premium license from Licensor) and, in respect of distribution outside of a Club stadium or in connection with a Major League Baseball jewel event, the specific negotiation of a higher Royalties payment therefor. For purposes of this Agreement, the term "Premium" shall be defined as including, but not necessarily limited to, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Products in such a way as to promote, publicize and/or sell the products, services or business image of the third party company or manufacturer. Premium use shall also specifically include distribution of the Licensed Products for retail sale through distribution channels (including, without limitation, catalogs) offering earned discounts or "bonus" points based upon the extent of usage of the offeror's product or service. Licensee represents and warrants that during the License Period and thereafter it shall not, without the prior written approval of Licensor, use any ticket(s) or pass(es) to any game, event or activity conducted by or on behalf of Licensor or any MLB Entity or Licensor Indemnitee (whether or not an MLB Mark is used in conjunction therewith) in connection with a consumer contest, sweepstakes or promotion including, without limitation, offering such ticket(s) or pass(es) as a Premium (including, without limitation, as a prize or inducement to participate); provided, however, that the foregoing shall not preclude Licensee from using tickets to a Club's regular season game, event or activity in a Club's home broadcasting territory pursuant to an agreement between Licensee and the Club;

L. It will comply with such guidelines and/or requirements as Licensor may announce from time to time, including, without limitation, the terms and conditions contained in any licensee manual provided to it by an MLB Entity. It will comply with all laws, regulations and standards relating or pertaining to the manufacture, sale, advertising or use of the Licensed Products and shall maintain the highest quality and standards, and shall comply with the requirements of any regulatory agencies (including, without limitation, the United States Consumer Product Safety Commission) which shall have jurisdiction over the Licensed Products, it being understood that to the extent that Licensee, in order to comply with newly announced guidelines, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT];

M. It guarantees that the Licensor Indemnitees, official Club and/or Licensor retail stores, Club in-stadium concessionaires and the Minor League Clubs shall be permitted to purchase the Licensed Products from Licensee for their retail sale at Licensee's lowest possible wholesale price and shall receive prompt shipments and/or deliveries of the Licensed Products, without regard to the relatively small volume their orders may represent. Licensor, the Licensor Indemnitees, and the Minor League Clubs shall be permitted to purchase the Licensed Products from Licensee for their use, but not resale, at Licensee's lowest possible price, which shall in no event be greater than its lowest wholesale price. Licensee shall be obligated to pay Royalties on all such sales based on the actual price at which such units were sold to the Licensor Indemnitees by Licensee, unless otherwise specified herein;

N. It will furnish to Licensor, upon request of Licensor (which shall be made only for reasonable cause and no more often than once per year), a list of all its distributors, sales representatives and jobbers for the Licensed Products, as well as a list of all its "trade names," said list to include the company name, address, telephone number, territorial representation and key contact name. Licensor agrees that such list shall be deemed complete if Licensee lists the twenty (20) purchasers buying the largest quantity of Licensed Product(s) during such period. Such list shall not be updated more than once a year except upon a Licensor request based on good cause. Licensor agrees that it will keep such information in confidence subject to Schedule P, Miscellaneous No. 8;

O. Concurrently with its execution of this Agreement, it will provide Licensor with the names, addresses, telephone numbers and names of principal contacts of each party (hereinafter referred to as "Manufacturer"), that Licensee desires or intends to have produce one or more of the Licensed Products (including elements thereof) in the event Licensee desires not to be the manufacturer of such Licensed Products. This information shall be set out in Schedule Q of this Agreement and Licensee shall specify the Licensed Products number each such Manufacturer will produce. Unless otherwise specified in Schedule P, Licensee acknowledges that it may not allow any Manufacturer to act as a distributor of the Licensed Products. Licensee agrees that at no time during the License Period or Sell-Off Period shall it sell, directly or indirectly, to any of the Manufacturers listed in Schedule Q, or to any individual or entity affiliated in any manner with any of such Manufacturers, any Licensed Products for subsequent sale or distribution, without prior written approval of Licensor. In the event Licensee wishes to substitute a Manufacturer listed in Schedule Q or wishes to add to the number of Manufacturers, Licensee shall first provide Licensor with the information set out in Schedule Q regarding the proposed new Manufacturers for Licensor's written approval of such Manufacturers. Licensee's failure to do so may result in termination of this Agreement and/or confiscation and seizure of the Licensed Products. Licensee shall contractually require that (and shall enforce the terms thereof):

(i) Manufacturer produces no merchandise bearing the MLB Marks other than the Licensed Products specified in this Agreement unless authorized by Licensor;

(ii) Manufacturer produces the Licensed Products only as and when directed by Licensee and in accordance with the terms herein and in compliance with all laws, regulations and governmental rules applicable to the Licensed Products and/or their manufacture;

(iii) Manufacturer does not supply the Licensed Products to any person, firm, corporation or business entity other than Licensee or to such entities as may be authorized by Licensee and Licensor jointly; and

(iv) Manufacturer does not delegate in any manner whatsoever its obligations with respect to the Licensed Products;

P. It will not manufacture or allow the manufacture, or accumulate inventory, of the Licensed Products, at a rate greater than its average rate during the License Period as the end of the License Period approaches;

Q. It will not sell the Licensed Products to parties whom it knows or reasonably should know will resell or distribute such Licensed Products outside the Licensed Territory;

R. It will not disclose any confidential, private, restricted or otherwise nonpublic information concerning any Major League Baseball-affiliated entity (including, without limitation, all information contained in the Schedules attached hereto) which, it acknowledges, it may become privy to during the term of this Agreement. In addition, Licensee acknowledges and agrees that, to the extent it receives an identification/user code and password to be used to access Licensor's On- Line Style Guide, Licensee agrees to treat as confidential such codes, such that it shall only disclose the same to Licensee's employees, representatives and agents involved in the manufacture and design of the Licensed Products and then only on a need-to- know basis, and shall ensure that such individuals maintain the strict confidentiality thereof;

S. It will not grant a security interest to or in the Licensed Products during the License Period unless and until it receives Licensor's written approval thereof (not to be unreasonably withheld);

T. It has not had and does not have an investment or interest in casinos, any other form of gambling enterprise, or any activity that Licensor or any other Major League Baseball related entity has made unauthorized or which is contrary to official policy of Major League Baseball;

U. With respect to any Licensed Products manufactured outside the Licensed Territory (which shall be allowed pursuant to the terms hereunder), (i) it will take receipt of goods at ports of entry located in the Licensed Territory only, (ii) it will not allow any entity in the Licensed Territory, including but not limited to distributors, wholesalers and retailers, to accept shipment of the Licensed Products from any manufacturer of such Licensed Products based outside the Licensed Territory, and (iii) it will distribute such Licensed Products to third parties, including but not limited to distributors, wholesalers and retailers, from Licensee's principal place of business only or from Licensee's owned and operated warehouses or facilities wherein Licensee has a physical presence;

V. (i) The name identified in Schedule B is the corporate name of Licensee, and is reflected as such in all corporate, legal and governmental filings, (ii) Licensee has full power and authority to execute and deliver this Agreement and perform its obligations hereunder (and if a corporation, duly incorporated in the city/state/province/country specified in Schedule B); (iii) Licensee has duly executed and delivered this Agreement; (iv) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with the terms hereof; and (v) Licensee's execution, delivery, and performance of this Agreement does not and will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound;

W. Except as disclosed pursuant to Paragraph 13(S) above, Licensee has granted to no individual or entity a preference, security interest, or lien in the Licensed Products;

X. It shall inform Licensor promptly and in writing of any default by it under an agreement with a secured lender in which the Licensed Products are implicated and/or any agreement with any affiliate of Licensor; and

Y. It will not commence any proceeding or seek any financial or other form of relief or remedy in a judicial, arbitration, or mediation forum against any Licensor Indemnitee in respect of claims, losses, promises, causes of action, demands, or damages, arising out of (i) the manner in which the Licensor Indemnitees are organized, (ii) the conduct of the Licensor Indemnitees' business including the Licensor Indemnitees' status and role as licensing agents (whether exclusive or non-exclusive) for the Clubs, (iii) Licensor's authority to license the Licensed Properties, and (iv) challenges to the validity, legality, and enforceability of this Agreement. Licensee reserves the right to seek remedies in respect of a breach by Licensor of its obligations respecting the licensing of the Licensed Properties as stated in Paragraphs 1 and 7(A) of this Agreement.

14. APPROVAL OF MANUFACTURER, ETC.: Nothing contained herein may be construed so as to imply endorsement of Manufacturer by Licensor or the Licensor Indemnitees. Licensee shall seek Licensor's written approval of Manufacturer prior to Licensee's engagement of Manufacturer. Any approval of Manufacturer granted by Licensor must be in writing and relates solely to the manufacturing of the Licensed Products and shall not constitute a grant of any right, title or interest in or to the Licensed Properties. Licensor hereby reserves the right to terminate in its discretion the engagement of Manufacturer at any time and for reasonable cause (it being understood that credible evidence (in Licensor's estimation) of counterfeiting, infringement, illegal or unethical business practices, or parallel importing/exporting activities shall be deemed reasonable and Licensor shall provide Licensee with an explanation for why it must revoke its approval). Additionally, Licensor may confiscate goods or samples imported by Licensee or shipped by Manufacturer that bear any of the Licensed Properties and that have not been approved by Licensor. Licensee acknowledges and agrees that Licensor's right to terminate in its discretion the engagement of a Manufacturer shall be (x) immediate in cases where such Manufacturer is (i) involved in a dispute with a Licensor Indemnitee, or (ii) engaging in counterfeiting, infringement, or parallel exporting of the Licensed Products, and (y) upon twenty (20) days written notice to Licensee in all other circumstances or, in the event that Licensee represents that twenty (20) days advance notice is insufficient for it to locate and contract with an alternative manufacturer performing the same function, then upon notice for such other period of time as is agreed upon by Licensor and Licensee but not more than forty-five (45) days. In cases where a letter of credit is used, Licensee shall be entitled to fulfill outstanding firm orders booked prior to such termination (unless such Manufacturer's engagement is requested by Licensor to be terminated due to counterfeiting, infringement, or parallel importing/exporting, in which case the parties shall work together to achieve, in good faith, a mutually agreeable resolution).

    ACKNOWLEDGEMENT OF RIGHTS:

    A. Licensee hereby acknowledges the proprietary nature of all MLB Marks and Likenesses and acknowledges that all rights, title and interest to the MLB Marks and Likenesses, including Derivative Works (as defined below) created therefrom, belong to the individual MLB Entities, the umpires whose Likenesses are licensed for use hereunder, and/or Licensor, as the case may be. For purposes of this Paragraph 15, "Derivative Works" refers to arrangements, modifications and alterations of the MLB Marks and Likenesses, but does not include artwork created by Licensee and not incorporating such Derivative Works which is used in connection with the Licensed Properties on the Licensed Products. Subject to Paragraph 15(B), Licensee acknowledges that a license from the MLB Entities and/or Licensor is required in order to use such MLB Marks and Likenesses or create derivatives thereof, and agrees that, subject to Paragraph 15(B), it will during or after the License Period make no use of any such MLB Marks and Likenesses, other than as provided in this Agreement, without the prior written consent of Licensor or the appropriate individual MLB Entity. Any use Licensee has made of the MLB Marks and Likenesses or will make of the Licensed Properties has not conferred or will not confer, as the case may be, any rights or benefits upon it whatsoever, and any rights created by such use shall inure to the benefit of the individual MLB Entities, the individual umpire, and/or Licensor, as the case may be. Licensee further acknowledges that for purposes of this Paragraph 15, "use" includes, but is not limited to, trademark, fair, incidental, descriptive or functional uses.

    B. The execution of this Agreement or prior agreements by Licensee is not intended to and shall not in any way affect, limit or constitute a waiver of any legal rights which Licensee may have or claim to have under [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

    C. It is acknowledged and agreed that nothing in this Agreement operates as a waiver of Licensee's valid and enforceable copyrights rights in and to the artistic design and layout (but excluding rights to and in the MLB Marks and Likenesses) of its products and related promotional materials. However, Licensee acknowledges and agrees that to the extent the Licensed Products incorporate a design or slogan that is provided or created by Licensor or designed by Licensee for use with Licensor, which is Major League Baseball-themed, agreed upon by Licensee and Licensor as being subject to Licensor's ownership (it being understood that if the parties cannot agree, Licensee shall not be entitled to use such design or slogan in the Licensed Products and Licensor otherwise reserves its rights), and which is capable of being protected under U.S. copyright, trademark, trade dress, misappropriation, dilution, or other similar laws, then, unless otherwise agreed upon in writing, such design or slogan (hereinafter, "MLB Intellectual Property") shall be owned by Licensor and/or the respective MLB Entities. Nothing herein modifies or affects Licensee's obligations under this Agreement to search and clear all intellectual property that it creates or uses and which is not among the Licensed Properties at the time of such use or creation unless, in the case of MLB Intellectual Property, Licensor represents in writing that it has secured and cleared such design or slogan for the intended use.

    TERMINATION:

A. Immediate Termination: Licensor shall have the right to terminate this Agreement immediately upon the occurrence of any one or more of the following events (herein called "defaults"):

(i) If any governmental agency or court of competent jurisdiction finds that the Licensed Products are defective in any material way, manner or form and Licensor reasonably determines in its sole discretion in good faith that the publicity generated by such deficiency is of a scope and type that detrimentally affects the image of Major League Baseball; or

(ii) If Licensee shall breach any one of the following undertakings set forth in Paragraph 13 hereof: 13(A), (B), (C), (D), (I), (Q), (R), (T) or (Y) ([INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]); or

(iii) If Licensee materially breaches this Agreement and that breach is incapable of cure such that, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]; or

(iv) If Licensee is in default of any provision of an agreement with a lender possessing a security interest in the Licensed Products; or

(v) If, after [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT], Licensee is involved in a Transaction (as defined in Paragraph 23) without Licensor's approval, subject to the second paragraph of Paragraph 23, it is understood and agreed that [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

B. Termination With [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]-Day Cure Period: Licensor shall have the right to terminate this Agreement upon the occurrence of any one or more of the following defaults, and Licensee's failure to cure such default(s) completely within [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] business days from Licensee's receipt of notice from Licensor:

(i) If Licensee fails to make any payment due hereunder on the date due, or fails to satisfy any outstanding payment obligation under any other agreement with Licensor, at which time all such monies, together with all other monies owed pursuant to Schedule K and Schedule L of this Agreement shall become due and payable to Licensor; or

(ii) If Licensee fails to maintain in full force and effect the insurance specified in Schedule M hereof. [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

C. Termination With [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]-Day Cure Period: Licensor shall have the right to terminate this Agreement upon the occurrence of any one or more of the following defaults, and Licensee's failure to cure such default(s) completely within [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] business days from Licensee's receipt of notice from Licensor (except as otherwise specified in (v) below):

    If Licensee fails to deliver to Licensor the policy or certificate of insurance referred to in Paragraph 8 hereof; or

    If, in the periodic statements furnished pursuant to Paragraph 5 hereof, the amounts owed to Licensor are significantly and consistently understated more than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] or, any one understatement exceeds [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]or more; or

    If Licensee shall breach any of the undertakings set forth in Paragraph 13 hereof, except as otherwise provided in Paragraph 16(A)(ii) above, or commit any breach of this Agreement not stated above or not falling under 16(A)(iii); or

    If Licensee shall breach any other existing agreement with Licensor or any Major League Baseball-affiliated entity and fails to cure such breach pursuant to the terms thereof (it being understood that if any such agreement with an affiliate is terminated prior to the expiration of the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] day cure period, Licensor shall be entitled to terminate this Agreement upon such affiliate's termination); or

    If Licensee fails to deliver any of the statements hereinabove referred to or to give access to the premises and/or license records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder; or

    If Licensee is unable to pay its debts when due, or makes any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent. In the event the license granted hereunder is terminated pursuant to this Paragraph 16(C)(vi), neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or otherwise deal with or in the Licensed Products without the prior written consent of Licensor; or

    If Licensee shall discontinue its sports-related consumer product business as it is now conducted or have any other Licensee business contravene Licensor's policies and guidelines (as identified pursuant to Paragraph 13(L)); or

    If Licensee shall breach any one of the following undertakings set forth in Paragraph 13 hereof: 13(E), (F), (H), (J), or (K).

D. Licensor's right to terminate this Agreement shall be without prejudice to any other rights which it may have, whether under the provisions of this Agreement, in law or in equity or otherwise. In the event any of these defaults occurs and Licensor desires to exercise its right of termination under the terms of this Paragraph 16, Licensor shall give notice of termination in writing to Licensee. Upon such Licensor termination:

    All Advance and Guaranteed Compensation due for the then-current Contract Year and the following full Contract Year shall be immediately due from Licensee hereunder;

    Licensee's commitment under Schedule O, Advertising, Marketing and Promotion No. [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] shall be [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT];

    Licensee's commitment under Schedule O, Advertising, Marketing and Promotion No. [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] shall be [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT];

    Licensee's commitment under Schedule O, Advertising, Marketing and Promotion No. [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] shall be [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT];

    Licensee's commitments under Schedule O, Advertising, Marketing and Promotion Nos. [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]shall be [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

With respect to the foregoing monetary obligations, no portion of any prior payments made to Licensor shall be repayable to Licensee. Until payment to Licensor of any monies due it, Licensor shall have a lien on any units of the Licensed Products not then disposed of by Licensee and on any monies due Licensee from any jobber, wholesaler, distributor, sublicensee or other third parties with respect to sales of the Licensed Products. Upon termination or expiration of the term hereof, all rights, licenses and privileges granted to Licensee hereunder shall automatically revert to Licensor and Licensee shall execute any and all documents evidencing such automatic reversion. Notwithstanding anything to the contrary contained above, Licensor agrees to exert reasonable efforts following termination to re-license the rights granted herein (or a subset thereof) to another entity or entities for a period including the remainder of the License Period hereof, it being understood that such obligation shall be deemed satisfied if Licensor (i) solicits offers from one (1) other entity within sixty (60) days after termination of this Agreement and attempts in good faith to consummate an acceptable deal therewith, and (ii) considers in good faith any other offers made to Licensor for such rights. It is acknowledged and agreed that Licensor shall not be obligated to accept an offer if it determines, in good faith and the reasonable exercise of its discretion, that such entity cannot meet Licensor's quality control, financial, product production (e.g., factory and shipment capability), and distribution (e.g., distribution channel penetration and sales support) standards, and Licensor shall not be obligated to license an entity who will not agree to, or comply with, its standard terms and conditions for a license. To the extent that Licensor does consummate one or more agreements for the re-licensing of all or part of such rights, Licensee shall remain responsible for all payments due per the above unless and until Licensor receives the total amount due and payable by Licensee per the above, taking into account payments received by Licensor from such new licensed entity(ies) (for example, if there is one substitute licensee which pays fifty percent (50%) of the remaining amounts owed, then Licensee shall be responsible for the remaining fifty percent (50%)). In connection therewith, Licensor agrees to provide proof to Licensee of the consideration paid by such licensed entity(ies) to Licensor. In no event will merchandise credit and other non-monetary consideration commitments from such entity(ies) be used to offset Licensee's payment obligations hereunder.

E. Subject to Licensee not being in default of this Agreement, Licensee shall have the right to terminate this Agreement if Licensor materially breaches Paragraphs 1 (subject to the limitations contained in Exhibit 1, and any other Mark limitations communicated in writing to Licensee by Licensor), or Paragraph 7(A), or Schedule P, Exclusivity of this Agreement and Licensor's failure to cure such default(s) completely within forty-five (45) business days from Licensor's receipt of notice from Licensee. No payments for any future period (including Guaranteed Compensation and marketing expenditures) shall be due unless Licensee continues to exercise rights hereunder, or such benefits have already been received or have already accrued. In the event of a valid termination by Licensee, no refunds shall be afforded by Licensor unless Licensee has paid Licensor for benefits it will not receive. Licensee and Licensor shall work in good faith to negotiate any further production or distribution of the Licensed Products. Thereafter, unless otherwise agreed upon by the parties in writing, only the Paragraphs identified in Paragraph 31 shall survive.

17. FINAL STATEMENT UPON TERMINATION OR EXPIRATION: Licensee shall deliver to Licensor, as soon as practicable, following expiration or termination of this Agreement, a statement indicating the number and description of the Licensed Products on hand. Following expiration Licensee may manufacture no more Licensed Products, but, subject to the terms of the following sentence, may continue to distribute its remaining inventory during the period specified in Schedule H (herein defined as the "Sell-Off Period"), subject to the terms of Paragraph 13(P) hereof and payment of applicable Royalties relative thereto; provided, however, that such Royalties shall not be applicable against Advance Compensation or Guaranteed Compensation. Notwithstanding the foregoing, Licensee shall not manufacture, sell or distribute any Licensed Products (i) after termination of this Agreement by Licensor, (ii) after expiration of the Sell-Off Period, or (iii) upon Licensee's default hereunder pursuant to the terms of Paragraph 16. Furthermore, Licensee shall ensure that the distributors, jobbers and middlemen with whom it deals in respect of the Licensed Products shall not distribute the Licensed Products after the occurrence of any one of the events identified in (i), (ii) or (iii) in the previous sentence. Licensor shall have the option to conduct physical inventories before termination, and before expiration and continuing until the end of the Sell-Off Period, in order to ascertain or verify such inventories and/or statement. Immediately upon the earlier of termination and expiration of the Sell-Off Period, Licensee shall furnish Licensor a detailed statement certified by an officer of Licensee showing the number and description of Licensed Products on hand in its inventory and shall dispose of such inventory at Licensor's direction and at Licensee's expense. In the event Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other remedies available to it.

18. INJUNCTION: Licensee acknowledges that its breach of any of the terms or conditions of this Agreement, or its failure upon the expiration or termination of this Agreement to cease the manufacture of the Licensed Products and limit their distribution and sale as provided in Paragraph 17 hereof, shall result in immediate and irreparable damage to Licensor. Licensee also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof Licensor shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law and/or in equity.

19. RESERVATION OF RIGHTS: Licensor retains all rights not expressly and exclusively conveyed herein, and Licensor may license firms, individuals, partnerships or corporations to use the Licensed Properties and all other MLB Marks (including Derivative Works), artwork and textual matter in connection with other products, including other products identical to the Licensed Products contemplated herein. Notwithstanding any exclusivity granted herein, Licensor reserves the right to use, or license others to use and/or manufacture, the Licensed Properties on identical items as Premiums, and in connection with the trademarks, service marks, trade dress, and copyrights associated with the Minor League Clubs. Nothing in this Paragraph 19 shall constitute a waiver by Licensee of its patent rights or a license to Licensee's patent rights. In the event Licensee develops a patentable design concept (e.g., a unique closure system, stabilizer, footbed, etc.) and uses it in connection with the Licensed Products, such use shall not confer patent rights to such design concept to Licensor, and Licensee may use such patented design concept on other products.

20. PAYMENTS AND NOTICES: All notices and statements provided for herein shall be in writing, and all notices hereunder are to be sent to Licensee at: The Topps Company, Inc., One Whitehall Street, New York, NY 10004, Attention: Warren Friss (with a copy to the General Counsel), and to Licensor at: Major League Baseball Properties, Inc., 245 Park Avenue, New York, New York 10167, Attention: General Counsel. All statements and payments shall be made to Major League Baseball Properties, Inc. and sent to an address designated by Licensor.

21. WAIVER, MODIFICATION, ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. No waiver by either party hereto of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. The exercise of any right granted to either party hereunder shall not operate as a waiver. The normal expiration of the term of this Agreement shall not relieve either party of its respective obligations accruing prior thereto, nor impair or prejudice the respective rights of either party against the other, which rights by their nature survive such expiration. Licensor makes no warranties or representations to Licensee except those specifically expressed herein.

22. NO PARTNERSHIP, ETC.: This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between Licensee and Licensor and/or the MLB Entities. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

23. NON-ASSIGNABILITY, OWNERSHIP, AND LICENSEE REPRESENTATIONS: Licensee acknowledges and recognizes: (a) that it has been granted the license described in Paragraph 1 because of its particular expertise, knowledge, judgment, skill and ability; (b) that it has substantial and direct responsibilities to perform this Agreement in accordance with all of the terms contained herein; (c) that Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this Agreement in a specific manner consistent with the high standards of integrity and quality associated with Major League Baseball as a national sport and with Major League Baseball-logoed merchandise; and (d) that the granting of the license under this Agreement creates a relationship of confidence and trust between Licensee and Licensor. This Agreement is personal to Licensee, and Licensee shall not sublicense, assign, or franchise any of its rights hereunder, or undergo a change in majority or controlling ownership (hereinafter, the "Ownership Change") where, beginning on January 1, 2006 through the remainder of the License Period, a third party (other than Licensee's current shareholders on the date of Licensee's execution of this Agreement or Licensee's affiliates who own, individually, thirty percent (30%) or more of the total number of votes that may be cast for the election of directors of Licensee) (the "New Controlling Party") becomes the beneficial owner of shares of Licensee having thirty percent (30%) or more of the total number of votes that may be cast for the election of directors of Licensee and such New Controlling Party actually exercises its voting control to elect such number of new directors to Licensee's board of directors that constitute a majority of the board of directors of Licensee, without Licensor's prior written approval, which may be withheld only as stated below (any proposed sublicense, assignment, franchise, or Ownership Change shall be referred to as a "Transaction").

It is agreed that the grounds for Licensor to withhold approval of a proposed Transaction shall be limited to the following: [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

Even if Licensor approves the proposed Transaction, Licensor, as its sole remedy, shall be entitled to terminate this Agreement, without cause provided it gives advance written notice to Licensee within ninety (90) days after Licensee requests Licensor's written consent to the proposed Transaction, such termination shall be effective on (x) December 31 of the calendar year in which such Transaction takes place so long as no Release (as defined in Schedule P, Miscellaneous No. 9) of the Licensed Products has occurred as of the date of Licensee's provision of notification to Licensor of the proposed Transaction(hereinafter, the "Licensee Notice Date"), or (y) December 31 of the calendar year immediately following the year in which such Transaction takes place if a Release of the Licensed Products has occurred prior to the Licensee Notice Date. It is understood that if the Licensee Notice Date is not at least ninety (90) days prior to the termination date, Licensor's notice obligation shall be to provide to Licensee as many days' written notice of such termination as is feasible. Upon such Licensor termination, the terms of Paragraphs 4 and 17 shall apply (and the parties shall comply with all surviving obligations pursuant to Paragraph 31); provided, however, that [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. To the extent that at the time of such Licensor termination, Licensee has promotions in process, the parties shall work in good faith to conclude such activities. Further, to the extent that any Advertising, Marketing & Promotion benefits were paid for in advance by Licensee but were not received at the time of such termination and will not continue to accrue to Licensee thereafter, Licensor shall [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Any Club commitments remaining at the time of such Licensor termination shall be worked out with each such Club, subject to Licensor's approval.

Licensee acknowledges and agrees that Licensor may assign this Agreement to any of its currently affiliated entities without notice to, or approval by, Licensee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

24. PARAGRAPH HEADINGS: Paragraph headings contained in this Agreement are for convenience only and shall not be considered for any purpose in governing, limiting, modifying, construing or affecting the provisions of this Agreement and shall not otherwise be given any legal effect.

25. CONSTRUCTION AND JURISDICTION: The validity, construction, and enforceability of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. The United States District Court for the Southern District of New York and the Supreme Court of the State of New York, sitting in New York County, shall be the sole venues for any dispute arising directly or indirectly from the relationship created or the transactions contemplated by this Agreement. Each of the parties consents to the jurisdiction and venue of any such court and waives any argument that any such court does not have jurisdiction over such party or such dispute or that venue in any such forum is not appropriate or convenient. In the event that any of the parties commences any action against any other party in another jurisdiction or venue in respect of any such dispute, such other party shall be entitled, at its option, to have the action transferred to one of the jurisdictions and venues described in this Paragraph 25 or, if such transfer cannot be accomplished under applicable law, to have such action dismissed without prejudice.

26. SEVERABILITY: The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

27. TIME OF THE ESSENCE: Time is of the essence of all parts of this Agreement.

28. ACCEPTANCE BY LICENSOR: This instrument, when signed by Licensee or a duly authorized officer of Licensee if Licensee is a corporation, shall be deemed an application for a license and not a binding agreement unless and until signed by a duly authorized officer of Licensor. The receipt and/or deposit by Licensor of any check or other consideration given by Licensee and/or the delivery of any material by Licensor to Licensee shall not be deemed an acceptance by Licensor of this application. The foregoing shall also apply to any documents relating to renewals or modifications hereof.

29. INTEGRATION: This Agreement, when fully executed, shall represent the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof.

30. GRANT OR DENIAL OF APPROVALS: Except as and to the extent otherwise expressly stated herein, in any instance where any approval is required under this Agreement (including, without limitation, pursuant to Paragraphs 7, 10, and 14), Licensee represents, acknowledges and agrees that such approval shall be granted or withheld in Licensor's sole discretion.

31. SURVIVAL OF PROVISIONS: Paragraphs 2, 6, 7, 8, 12, 13(A), (B), (C), (D), (F), (H), (I), (K), (Q), (R) and (Y), 15, 17, 18, 19, 21, 22, 24, 25, 26, 30, 31, and 32 shall survive any termination or expiration of this Agreement.

32. MISCELLANEOUS: By signing below, Licensee acknowledges that this Agreement is for the term specified in Schedule G only and that neither the existence of this Agreement nor anything contained herein shall impose on Licensor any obligation to renew or otherwise extend this Agreement after expiration of the License Period. Licensee acknowledges and agrees that Licensor may, through its counsel or other employees, agents or representatives, communicate directly with Licensee (including Licensee's business persons) concerning any potential or existing breach of this Agreement or any other matter relating to the Licensed Properties (other than in the context of actual litigation, arbitration, or mediation wherein Licensor and Licensee, respectively, are adversarial litigants) irrespective of whether Licensee's counsel is involved in such communications. Licensee further acknowledges and agrees that it has reviewed this Agreement with its counsel and understands and agrees to every provision contained herein. Licensee additionally acknowledges and agrees that no agreement shall confer renewal or extension rights unless executed by Licensor.

SCHEDULE A

MLB ENTITIES

The "MLB Entities" shall be defined as Major League Baseball Clubs (each a "Club" and collectively the "Clubs"), the Office of the Commissioner of Baseball (the "BOC"), and SBC Operations, Inc. ("SBC").

SCHEDULE B

LICENSEE LEGAL NAME AND ADDRESS

"Licensee" shall be defined as The Topps Company, Inc. with offices at One Whitehall Street, New York, NY 10004.

LICENSEE PLACE OF INCORPORATION

Licensee is duly incorporated in the following State: Delaware.

SCHEDULE C

LICENSOR INDEMNITEES

The "Licensor Indemnitees" shall be defined as Major League Baseball Properties, Inc., Major League Baseball Enterprises, Inc., Major League Baseball Properties Canada Inc., MLB Japan Co., Ltd., MLB Advanced Media, Inc., MLB Advanced Media, L.P., MLB Media Holdings, Inc., MLB Media Holdings, L.P., MLB Online Services, Inc., the BOC, the Clubs, and SBC.

SCHEDULE D

LICENSED PROPERTIES

    The following logos and word marks: American and National League logos and word marks, Major League word mark, Major League Baseball word mark, Major League Baseball silhouetted batter logos, MLB logos and word mark, I Live For This logos, and What A Game word mark.

    The primary, secondary and headwear logos, uniform lettering and designs, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses, visual representations, and word marks, of the following Clubs: Baltimore Orioles, Boston Red Sox, Chicago White Sox, Cleveland Indians, Detroit Tigers, Kansas City Royals, Los Angeles Angels of Anaheim, Minnesota Twins, New York Yankees, Oakland Athletics, Seattle Mariners, Tampa Bay Devil Rays, Texas Rangers, Toronto Blue Jays, Arizona Diamondbacks, Atlanta Braves, Chicago Cubs, Cincinnati Reds, Colorado Rockies, Florida Marlins, Houston Astros, Los Angeles Dodgers, Milwaukee Brewers, New York Mets, Philadelphia Phillies, Pittsburgh Pirates, St. Louis Cardinals, San Diego Padres, San Francisco Giants and Washington Nationals.

    The following logos and word marks: All-Star Game logos and word mark, All-Star FanFest word mark, American and National League Championship Series logos and word marks, Division Series logos and word mark, Fall Classic logos and word mark, FanFest word mark, Home Run Derby logos and word mark, Major League Baseball All-Star FanFest primary and secondary logos and word mark, Midsummer Classic logos and word mark, and World Series logos and word mark.

    The primary, secondary and headwear logos, uniform lettering and designs, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses, visual representations, and word marks, of the following Clubs: Anaheim Angels (subject to Licensor approval on a case-by-case basis), Boston Braves, Brooklyn Dodgers, California Angels, Houston Colt .45's, Kansas City Athletics, Los Angeles Angels, Milwaukee Braves, Montreal Expos, New York Giants, Philadelphia Athletics, Seattle Pilots, St. Louis Browns and Washington Senators (not to include the current Washington Nationals primary headwear logo).

    The following logos and word marks: Battle of the Bay logos and word mark, Bay Bridge Series word mark, Freeway Series word mark, I-5 Series word mark, I-70 Series word mark, I-95 Series word mark, Second City Series word mark, Show- Me Series word mark, and Subway Series logos and word mark.

    The following word marks and images: Arizona Diamondbacks: Baxter (image only), Atlanta Braves: Homer the Brave (image only), Baltimore Orioles: The Bird (image only), Boston Red Sox: Wally the Green Monster (image and word mark), Chicago White Sox: Southpaw (image only), Cincinnati Reds: Gapper (image and word mark*), Mr. Red (image and word mark*), Cleveland Indians: Slider (image and word mark*), Colorado Rockies: Dinger (image and word mark), Detroit Tigers: Paws (image and word mark*), Florida Marlins: Billy the Marlin (image and word mark), Houston Astros: Junction Jack (image and word mark), Los Angeles Dodgers: Koala (image only**), Minnesota Twins: TC (image and word mark*), Milwaukee Brewers: Bernie Brewer (image only), the Brewers' four sausage characters (images only), New York Mets: Mr. Met (image and word mark), Oakland Athletics: Stomper (image only), Philadelphia Phillies: Phillie Phanatic (image and word mark), Pittsburgh Pirates: Pirate Parrot (image and word mark), San Diego Padres: Swinging Friar (image and word mark), San Francisco Giants: Lou Seal (image only** and only for non- Interactive Media (as defined in Paragraph 11(C)) uses within the marketing territory of the San Francisco Giants), Seattle Mariners: Mariner Moose (image and word mark*), St. Louis Cardinals: Fredbird (image and word mark), Tampa Bay Devil Rays: Raymond (image and word mark*), Texas Rangers: The Rangers Captain (image and word mark), Toronto Blue Jays: Ace (image only), and Washington Nationals: Screech (image and word mark*).

    The following logos and word marks: America At Its Best word mark, Baseball Fever Catch It logo and word mark, Baseball Max word mark, Baseball Official Game of Summer logo and word mark, Cactus League logos and word mark, Catch the Fever logo and word mark, Diamond Skills logo and word mark, Grapefruit League logos and word mark, Pitch Hit and Run logo and word mark, RBI Reviving Baseball In Inner Cities logos and word mark, Rookie League logo and word mark, Turn Ahead the Clock logo and word mark, Welcome To The Show word mark, and Yardball logo and word mark.

    The following logos and word marks: Boston Red Sox: Green Monster word mark, Red Sox Nation word mark; Chicago White Sox: Diamond View logo and word mark, Soxfest logo and word mark; Cincinnati Reds: It's A Whole New Ballgame word mark; Cleveland Indians: Game Face word mark, Tribe logo and word mark (as shall be pre-approved in writing by Licensor on a case-by-case basis); Colorado Rockies: The Rockpile word mark; Detroit Tigers: Tigers Care logo and word mark; Milwaukee Brewers: Brew Crew word mark, Home To Heroes word mark, Brewersfest logo and word mark; New York Yankees: Legends Field logos and word mark, Yankees Fan Festival logo, Bronx Bombers word mark, The House That Ruth Built word mark, Yankees Classics word mark; San Diego Padres: Compadres Club logo and word mark; Seattle Mariners: Junior Mariners Club logo and word mark, On Deck (stylized) word mark.

    The logos, word marks and images of the following ballparks: Ameriquest Field in Arlington, Angel Stadium of Anaheim, AT&T Park (as of March 1, 2006), Bank One Ballpark (through September 22, 2005), Busch Stadium, Chase Field (as of September 23, 2005), Citizens Bank Park, Comerica Park, Dodger Stadium, Fenway Park, Great American Ball Park, Hubert H. Humphrey Metrodome, Jacobs Field, Kauffman Stadium, McAfee Coliseum, Miller Park, Minute Maid Park, PETCO Park, PNC Park, Rogers Centre, SAFECO Field, SBC Park (through February 28, 2006), Shea Stadium, Tropicana Field, Turner Field, U.S. Cellular Field, Wrigley Field, and Yankee Stadium.

    The logos, word marks and images of the following ballparks: Anaheim Stadium, Arlington Stadium, Astrodome, Atlanta Fulton County Stadium, Bank One Ballpark (as of September 23, 2005), Cleveland Municipal Stadium, Comiskey Park, Crosley Field, Exhibition Stadium, Forbes Field, Griffith Stadium, Memorial Stadium, Metropolitan Stadium, Milwaukee County Stadium, Oakland-Alameda County Coliseum, Olympic Stadium, Polo Grounds, Riverfront Stadium, SBC Park (as of March 1, 2006), Shibe Park, Sportsman's Park, The Ballpark in Arlington, The Kingdome, Three Rivers Stadium, Tiger Stadium, and Veterans Stadium.

    Licensor's Rookie Logo.

    Opening day (subject to Schedule P, Miscellaneous No. 12).

    Major League Baseball Cooperstown Collection logos and word mark.

    The Likenesses of the following Major League Baseball umpires: Joe Brinkman, Jerry Crawford, Gary Darling, Gerry Davis, Dana DeMuth, Bruce Froemming, Brian Gorman, John Hirshbeck, Randy Marsh, Tim McClelland, Ed Montague, Steve Palermo, Rick Reed, Mike Reilly, Charlie Reliford, Brian Runge, Dale Scott, Tim Welke, Joe West, and Larry Young.

Unless specifically included above, Licensee is not authorized to use the name, image, or design of any Club mascot or ballpark.

SCHEDULE E

LICENSED PRODUCTS

    Multi-color baseball trading cards in English only, measuring no larger than 3" x 7" in size or other sizes pre-approved in writing by Licensor, printed on paper stock or other non-electronic composition pre-approved in writing by Licensor, featuring any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-12, the names and/or likenesses of current Major League Baseball players in uniform, with or without the names and/or likenesses of the Major League Baseball umpires specified in Schedule D, Licensed Properties No. 14 and the names and/or likenesses of former Major League Baseball players in uniforms depicting any of the vintage Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-10 and, if directed by Licensor (subject to the eighth unnumbered paragraph of this Schedule E), the Licensed Properties specified in Schedule D, Licensed Properties No. 13, featuring statistics of each such player, and sold either alone or in combination with chewing gum produced by Licensee ("Topps Products").

    Photographs reproduced on materials other than trading cards, including, but not limited to, conventional (non-glossy) paper stock, smaller than 5 x 7 inches in size, featuring any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-11, the names and/or likenesses of current Major League Baseball players in uniform, and, in some cases, the names and/or likenesses of former Major League Baseball players in uniforms depicting any of the vintage Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-10 and, if directed by Licensor (subject to the eighth unnumbered paragraph of this Schedule E), the Licensed Properties specified in Schedule D, Licensed Properties No. 13, and sold (A) in combination with Topps Products, and (B)  individually without Topps Products so long as distribution of this Licensed Product No. 2 under (A) above results in substantial sales and Licensee has made good faith efforts to market Licensed Product No. 2 under (A), as determined by Licensor in the reasonable exercise of its discretion.

    Posters not larger than 20 x 12 inches in size (and when folded not larger than 28 square inches in size), featuring any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-11, the names and/or likenesses of current Major League Baseball players in uniform, and, in some cases, the names and/or likenesses of former Major League Baseball players in uniforms depicting any of the vintage Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-10 and, if directed by Licensor (subject to the eighth unnumbered paragraph of this Schedule E), the Licensed Properties specified in Schedule D, Licensed Properties No. 13, and sold in combination with Topps Products.

    Gummed stamps or stickers, with accompanying albums, featuring any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-11, the names and/or likenesses of current Major League Baseball players in uniform, and, in some cases, the names and/or likenesses of former Major League Baseball players in uniforms depicting any of the vintage Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-10 and, if directed by Licensor (subject to the eighth unnumbered paragraph of this Schedule E), the Licensed Properties specified in Schedule D, Licensed Properties No. 13, and sold in combination with Topps Products.

    Wax rub-offs, tattoos and other miscellaneous items (subject to Licensor's prior approval in each instance), featuring any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-11, the names and/or likenesses of current Major League Baseball players in uniform, and, in some cases, the names and/or likenesses of former Major League Baseball players in uniforms depicting any of the vintage Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-10 and, if directed by Licensor (subject to the eighth unnumbered paragraph of this Schedule E), the Licensed Properties specified in Schedule D, Licensed Properties No. 13, and sold in combination with Topps Products.

The right to use the following ballpark names and images are not granted hereunder: Cinergy Field, Coors Field, Dolphins Stadium, Ebbets Field, Edison International Field, Enron Field, Jarry Park, Joe Robbie Stadium, Pacific Bell Park, Qualcomm Stadium, RFK Stadium, SkyDome and 3Com Park.

Licensee acknowledges and agrees that, in addition to the other trademark limitations contained in Exhibit 1 and as set forth therein, (a) the Washington Nationals "Nats" word mark must be featured along with another Licensed Property as shall be approved by Licensor on a case-by-case basis and (b) except with respect to vintage Licensed Properties, no Licensed Property of the Los Angeles Angels of Anaheim that contains any geographic distinction (e.g., "Anaheim" or "Los Angeles") may be used by Licensee on the Licensed Products or packaging therefor.

Rights to utilize (i) the names, likenesses and/or signatures of any individuals (including, without limitation, current or former Major League Baseball players or Major League Baseball umpires other than those identified in Schedule D, Licensed Properties No. 14), and (ii) any copyright, trademark or other property or identifications belonging to any entity other than those identified in Paragraph 1 and Schedule D of this Agreement (including, without limitation, rights in and to photographs used in the Licensed Products), are not granted under this Agreement. Upon request, Licensee must present to Licensor written evidence of having obtained the proper authorization to utilize any such names, likenesses and/or signatures. Licensee acknowledges and agrees that it has not requested, nor has been granted, rights to feature the names, likenesses and/or signatures of any members of the National Baseball Hall of Fame and Museum under this Agreement.

In any season during the License Period, Licensee shall not feature in any "Release" (as defined in Schedule P, Miscellaneous No. 9) of the Licensed Products any players that have never before been included on a Club's 25 man roster except when the Release [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] or (ii) depicts the Rookie logo Licensed Property on each card pursuant to the following paragraph.

Unless otherwise approved in writing by Licensor, the Rookie logo Licensed Property may only be used in the following manner:

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Licensee agrees that it shall not use any "rookie" indication on any Licensed Products except as set forth above.

All cards comprising the Licensed Products must include the Licensed Brand under which such Licensed Product is marketed on the back of each such card.

Unless otherwise approved by Licensor, all cards comprising the Licensed Products that contain swatches of Club uniform jerseys must also depict on such card the player in a uniform jersey for such Club of the same type as the jersey from which the swatch was obtained. For example, a player card containing a swatch of a Club's pinstriped home game jersey must also depict the player in such Club's pinstriped home game jersey.

As and if directed by Licensor, Licensee shall feature the Licensed Properties specified in Schedule D, Licensed Properties No. 13 on all new Releases (as defined in Schedule P, Miscellaneous No. 9) of Licensed Products featuring vintage Licensed Properties; however, Licensee shall not be required to feature such Licensed Properties on re-prints of trading cards released prior to the License Period hereof.

For purposes of this Agreement, "vintage" shall mean: any item featuring, except as provided in the following sentence, a Licensed Property that is either: (a) first used by a League or Club before 1990, or (b) first used by a League or Club after 1990 but is no longer featured on a Club's regular season uniform(s) or otherwise currently used by a Club. In the case of Licensed Properties meeting (a) above that are still used on-field, it shall be determined by Licensor (in its sole discretion) whether such Licensed Property is to be depicted and/or is to be considered vintage.

SCHEDULE F

LICENSED TERRITORY

The fifty United States of America, the District of Columbia, and U.S. territories and possessions (excluding Puerto Rico), including U.S. military bases worldwide.

SCHEDULE G

LICENSE PERIOD

January 1, 2006 - December 31, 2009. For the purposes of this Agreement, the twelve (12) month period from January 1, 2006 through December 31, 2006 and the three (3) succeeding twelve (12) month periods from January through December thereafter shall each be referred to as a "Contract Year".

SCHEDULE H

SELL-OFF PERIOD

January 1, 2010 - March 31, 2010.

SCHEDULE I

REPORTING PERIOD

Monthly.

SCHEDULE J

APPROVALS

Notwithstanding anything to the contrary contained in Paragraph 10(B), Licensor shall have [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] business days (the "First Submission Approval Period") to approve or disapprove the initial submission of all items or matters submitted to Licensor under this Agreement in accordance with Paragraph 10 (each a "First Submission").

In the event a First Submission is disapproved by Licensor, Licensee may re-submit as revised each and every such item or matter to Licensor. Licensor shall have [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] business days (the "Resubmission Approval Period") to approve or disapprove each succeeding submission of all items or matters submitted to Licensor under this Agreement in accordance with Paragraph 10.

In the event that upon the expiration of the First Submission Approval Period or Resubmission Approval Period, as applicable, Licensor has not approved or disapproved such items or matters, Licensee shall provide Licensor with written notice that such approval or disapproval is overdue and Licensor shall then have an additional [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] business days to respond.

In the event that upon the expiration of such additional period, Licensor still has not approved or disapproved such items or matters, then such items or matters shall be deemed approved.

SCHEDULE K

CURRENCY

All amounts payable pursuant to this Agreement shall be in United States dollars.

ADVANCE AND GUARANTEED COMPENSATION

TOTAL GUARANTEED COMPENSATION: [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] PAYABLE AS:

1. ADVANCE COMPENSATION due upon signing:

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

2. GUARANTEED COMPENSATION due as follows:

October 15, 2006 [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Total Contract Year 2006 Guarantee [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

October 15, 2007 [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Total Contract Year 2007 Guarantee [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

October 15, 2008 [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Total Contract Year 2008 Guarantee [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

October 15, 2009 [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Total Contract Year 2009 Guarantee [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

SCHEDULE L

ROYALTIES

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Royalties shall be applied against Guaranteed Compensation payable in the same Contract Year only, without carryover. Royalties attributable to Premium sales of the Licensed Products shall not be applied against Total Guaranteed Compensation.

SCHEDULE M

INSURANCE REQUIREMENTS

    Commercial General Liability Insurance with minimum limits of:

$[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]Each Occurrence;

$[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]General Aggregate; and

$[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] Products/Completed Operations Aggregate.

2. Umbrella Liability Insurance, in excess of Schedule M.1. above, with minimum limits of:

$[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]) Each Occurrence; and

$[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]) General Aggregate.

SCHEDULE N

PRODUCT CREDIT

1. Licensee shall provide to Licensor merchandise credit in the form of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]of each product Release (as defined in Schedule P, Miscellaneous No. 9) of each Licensed Product during the License Period.

2. In addition to the merchandise credit specified in Schedule N, Product Credit No. 1 above, Licensee shall provide to Licensor merchandise credit in the form of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] (including, without limitation, all subsets and insert cards) or each Release of each Licensed Product during each Contract Year of the License Period. Licensee acknowledges and agrees that, in connection with the foregoing, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] need include autograph cards, game-used memorabilia cards and special numbered cards. Licensee shall ship at Licensee's expense and at Licensor's direction such merchandise to Licensor within two (2) weeks of release of such Licensed Product during each Contract Year of the License Period.

SCHEDULE O

ADVERTISING, MARKETING & PROMOTION

1. Licensee acknowledges that it is required to promote the Licensed Products under this Agreement. Accordingly, to satisfy part of that obligation, Licensee agrees to spend at least [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]during each Contract Year of the License Period towards the advertising, promotion and sponsorship of Major League Baseball and the Licensed Products. Licensee's expenditures specified in Schedule O, Advertising, Marketing & Promotion Nos. 4-9 shall apply against Licensee's obligations pursuant to this Schedule O, Advertising, Marketing & Promotion No. 1.

2. Upon commencement of the License Period and thereafter, on or before December 1 of each subsequent Contract Year during the License Period, Licensee shall submit to Licensor Licensee's planned advertising expenditures for the upcoming Contract Year for the Licensed Territory with regard to the Licensed Products (which shall include, without limitation, the media in which advertisements will appear and the monies expected to be spent in purchasing and producing such advertisements) or, if such Contract Year is the final Contract Year during the License Period, for the remainder of the License Period. Licensee acknowledges that any submissions under this Paragraph shall not relieve Licensee of the requirements of Paragraph 10 of this Agreement with regard to the approval of advertisements concerning the Licensed Products.

3. Upon execution, Licensee shall submit to Licensor, for Licensor's review, Licensee's marketing plans for the current Contract Year for the Licensed Territory with regard to the Licensed Products, and on or before September 15 of each Contract Year of the License Period, Licensee shall submit to Licensor, for Licensor's review, Licensee's marketing plans for the upcoming Contract Year with regard to the Licensed Products.

4. Licensee represents that it shall spend no less than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]during each Contract Year of the License Period toward television advertising promoting the Licensed Products on national or cable television networks during programming that is specifically targeted at the youth/children's market (i.e., Cartoon Network, Nickelodeon, UPN, etc.), unless otherwise approved in writing by Licensor. All such television advertising shall be pre-approved by Licensor and produced by Licensee at its sole cost and expense. In addition, during the License Period, Licensee agrees to give good faith consideration to promoting the Licensed Products through the purchase of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]television advertising spots during (i) Major League Baseball games designated by Licensor and broadcast by national over-the-air or cable television network rightsholders of the Office of the Commissioner of Baseball or (ii) national or cable television networks during programming that is specifically targeted at the youth/children's market (i.e., Cartoon Network, Nickelodeon, UPN, etc.) Each such television advertising spot shall be pre-approved by Licensor and produced by Licensee at its sole cost and expense. Licensee's cost and expense for the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]television advertising spots may apply against Licensee's [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]spending obligation hereunder.

5. During the License Period, Licensee shall reimburse Licensor for Licensor's actual costs and expenses (as invoiced) (not to exceed the amount of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]unless otherwise approved by Licensee) (the "Fund") incurred in connection with Licensor-driven cooperative advertising and retail marketing programs and/or initiatives designed to promote the trading card category (it being understood that Licensor shall have final approval rights over such expenditures). Such Fund shall be operated by Licensor during each year of the License Period. The Fund proceeds may be spend on, among other things, television, radio, print media, retail promotional activity, and Licensor initiatives. Licensor shall provide to Licensee quarterly reports detailing Fund expenditures during the preceding calendar quarter and any planned expenditures for upcoming calendar quarters.

6. Licensee acknowledges that it shall participate in Major League Baseball-dedicated sampling promotions during each Contract Year of the License Period, as approved by Licensor. The promotion must be outlined in detail in the marketing plan submitted pursuant to Schedule O, Advertising, Marketing & Promotion No. 3 above.

7. During each Contract Year of the License Period, upon request by Licensor, Licensee shall give good faith consideration to participating in at least two (2) Licensor-sponsored events to be mutually agreed upon by Licensor and Licensee. Such Licensor-sponsored promotional events may include, among other things, cooperative advertising programs, authorized Licensor-focused shows or features displayed by electronic retailers (such as home shopping network shows and the Internet (subject to Paragraph 11(C) above)) or Licensor's other retail-related promotions or programs.

8. During each Contract Year of the License Period, Licensee has agreed to pay to Licensor [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]to (i) place one (1) full-page four-color advertisement, produced by Licensee at no cost or expense to Licensor (it being understood that such production expenses shall not apply against the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]commitment), in each Licensor-published publication (including but not limited to Little League Magazine and the All- Star Game, World Series, and League Championship Series programs), (ii) participate in the Major League Baseball All-Star FanFest ("FanFest") events conducted during such Contract Year and to execute Licensor's standard FanFest Sponsorship agreements in connection therewith (the extent of Licensee's participation at FanFest shall be mutually agreed upon by Licensee and Licensor), and (iii) receive [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] the following quantities of tickets or passes to the following games played or events conducted, as and to the extent played/conducted, during each Contract Year of the License Period:

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Licensee acknowledges and agrees that all tickets provided to Licensee hereunder shall not be sold or used to conduct any sweepstakes or promotions without the prior written approval of Licensor.

9. Licensee shall spend a minimum of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]per Club during each Contract Year of the License Period on Club-specific marketing programs; however (i) if Licensee's Net Wholesale Sales of the Licensed Products in [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] Contract Years of the License Period equal or exceed [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT], Licensee shall spend a minimum of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]per Club during the remaining Contract Years of the License Period on Club-specific marketing programs and (ii) if Licensee's Net Wholesale Sales of the Licensed Products do not exceed [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]in [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]of the License Period, Licensee shall have the right, upon written notice to Licensor by January 31 of the Contract Year immediately following the Contract Year in which such sales do not exceed such amount, to opt-out of such Club marketing commitments for the third and fourth Contract Year of the License Period. The marketing programs must be outlined in detail in the marketing plan submitted pursuant to Schedule O, Advertising, Marketing & Promotion No. 3 above.

Licensee acknowledges and agrees that, except as otherwise set forth in Schedule O, Advertising, Marketing & Promotion No. 1 above, any financial commitments under any item identified in Schedule O, Advertising, Marketing & Promotion shall not offset or apply against each other or against any obligations under any other item hereunder.

SCHEDULE P

EXCLUSIVITY

Provided that Licensee is not in default or breach under this Agreement at any time during the License Period provided herein, Licensor acknowledges that, subject to Paragraph 1 and the second sentence of Paragraph 19 of this Agreement regarding Premiums and in connection with the trademarks, service marks, trade dress, and copyrights associated with the Minor League Clubs, and subject to Schedule P, Miscellaneous No. 9 of this Agreement regarding "Releases" of the Licensed Products (as such term is defined therein), [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

STRIKE CLAUSE/GAME CANCELLATIONS

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

MISCELLANEOUS

1. Notwithstanding anything to the contrary contained in Paragraph 11, Licensee acknowledges and agrees that Licensee may not sell or offer to sell or distribute the Licensed Products via mass direct print mail solicitations to consumers absent the prior written consent of Licensor.

2. Except as otherwise directed by Licensor, Licensee shall comply with the following guidelines regarding the Licensed Products:

(a) the primary Licensed Property of the Club for whom the featured player will be playing in the upcoming year must be featured in a prominent manner on the front and/or back of the card (apart from as depicted in a uniform) and separate from any use of the Club's name in the statistics and/or editorial copy included on that card;

(b) the name and/or Licensed Property of the Club must be separate and distinct from the player's name and any other corporate identification (including, without limitation, the Licensee's name and/or Licensed Property) featured on the card;

(c) each pack of baseball trading cards must specify the number of cards contained therein, each box of baseball trading cards must specify the number of packs contained therein, and each case of baseball trading cards must specify the number of boxes contained therein;

(d) any corporate identification featured in or adjacent to the copy lines on a baseball trading card or the packaging of baseball trading cards may be no larger than the Major League Baseball silhouetted batter Licensed Property or Club Licensed Property featured in or adjacent to the copy lines on the baseball trading card or package; and

(e) the words "MAJOR LEAGUE BASEBALL TRADEMARKS AND COPYRIGHTS ARE USED WITH PERMISSION OF MAJOR LEAGUE BASEBALL PROPERTIES, INC." must be included on all packaging and display materials.

3. All Licensed Products and related marketing campaigns directed to children and young adults shall contain a positive message and must be submitted to Licensor for its prior review and written approval.

4. Upon execution of this Agreement and thereafter upon Licensor's request, Licensee shall provide to Licensor a list of the players to be featured on the Licensed Products, and shall update such list as necessary.

5. Licensee acknowledges and agrees that upon request by Licensor, but subject to applicable privacy policies, it will provide to Licensor all names and database information acquired through any direct marketing, promotion, sweepstakes, grass roots events, tournaments, leagues, etc. related to Licensee's advertising, marketing and distribution of the Licensed Products.

6. Notwithstanding anything to the contrary contained in this Agreement, Licensee acknowledges and agrees that in all cases where Licensor is not granting both the image and word mark of a particular mascot included in Schedule D, Licensed Properties No. 6, Licensee shall not include any aspect of such mascot (whether image or word mark) in the Licensed Products without Licensor's prior written consent, which shall be determined on a case-by-case basis.

7. Licensee acknowledges that Licensor may, in its sole discretion, change the name and/or logo of its Cooperstown Collection line of products, and that upon the implementation of such change, Licensee shall market the Licensed Products under such new name and/or logo, subject to Paragraph 13(L).

8. Licensor agrees to keep confidential such documents and information provided by Licensee hereunder as would be deemed to be "confidential trade secrets" by a court of competent jurisdiction and which is stamped "Confidential" prior to distribution to Licensor. Notwithstanding the foregoing, such "confidential trade secrets" will not be kept confidential by Licensor if and to the extent such information is or becomes (i) generally available to the public; (ii) available to Licensor on a non-confidential basis from a source which is entitled to disclose it to Licensor; (iii) independently and lawfully discovered by Licensor; and/or (iv) necessary to be used by Licensor in a judicial or arbitration proceeding (or analogous alternative dispute resolution forum) involving a dispute between Licensor and Licensee relating to this Agreement. In the case of (iv) above, Licensor shall notify Licensee in writing of its intent to disclose such information, and Licensee shall be afforded an opportunity to challenge such disclosure and/or seek a protective order, pursuant to the governing rules of the applicable jurisdiction. Licensee shall retain the confidentiality of Licensor information pursuant to Paragraph 13(R) above.

9. Licensed Product Releases.

a. Licensee may issue no more than an aggregate of [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] Releases (as defined below) during [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]; it being understood that each new Licensed Product shipped counts as a Release (for example, each of Series I, II, and III of one of the Licensed Products marketed under one of the Licensed Brands shall count as one Release). Thereafter, the number of permitted Releases for each Contract Year shall be agreed to in writing by Licensee and Licensor. A "Release" shall be defined as each separate Licensed Product brand solicited and distributed by Licensee (e.g, Topps, Bowman, etc.), provided that [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

b. Each Release of a Licensed Product must be shipped during the Contract Year to which it applies. For example, a Licensed Product for the 2007 Major League Baseball season may not be shipped during Contract Year 2006. Licensee shall be permitted to advertise and promote a Licensed Product in the year prior to its intended release year.

c. Licensee may offer no more than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]Releases of Licensed Product No. 1 during each Contract Year of the License Period.

In each case there shall be no limitation or restriction imposed on the quantity of cards per Release, which shall be decided in Licensee's sole discretion.

10. With respect to Licensed Products featuring the name and/or image of the ballparks specified in Schedule D, Licensed Properties Nos. 9 and 10 (the "Ballparks"), and in addition to all other terms contained in this Agreement, Licensee represents, warrants and agrees to the following:

a. That it shall limit its use of the Ballparks only to the products and quantities (if any limitation) defined in Schedule E.

b. That it shall not use the name or images of the Ballparks other than as authorized hereunder, unless otherwise approved by Licensor. In the event Licensor approves such additional use, this Agreement shall be amended in writing to include such additional use.

c. That, by signing this Agreement, it is contractually obligating itself to each of Miller Brewing Company, PNC Bank Corp., SBC Operations, Inc., and SAFECO Corporation (collectively, the "Ballpark Entities") to comply with the terms and conditions contained in this Agreement for use of their respective Ballpark names and/or images.

d. That it has been or will be supplied with standards for use of the SAFECO Field name and image and that it shall comply with such standards.

e. That it is financially and by experience able to meet the applicable quality standards set forth herein.

f. That it will comply with and be subject to all the terms and conditions of this Agreement.

g. That it will, within ten (10) days after written notification of non-compliance, which written notice may emanate from Licensor, the individual Clubs, or any of the Ballpark Entities, discontinue (i) manufacturing, selling and/or distributing of any and all materials, including, without limitation, any goods or services, that do not comply with this Agreement, and (ii) applying the Ballpark name and images to any products and services, and selling or distributing any such products or services, that in the reasonable and good faith judgment of Licensor, the individual Clubs, or any of the Ballpark Entities, do not meet the applicable quality standards.

h. That it will follow in all respects any graphics guidelines as to color and format of the Ballpark name and images that shall be provided to it by Licensor.

i. That any breach by it of these terms and conditions would result in irreparable injury to Licensor, the individual Clubs, and/or the Ballpark Entities, for which money damages would not be a sufficient remedy. Therefore, in addition to any other remedies that may be available, Licensor, the individual Clubs, and/or the Ballpark Entities shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and it waives the requirement for the securing or posting of a bond in connection with such remedy.

11. Licensor will not increase the number of licensees it has authorized to manufacture and distribute trading cards in the Licensed Territory and during the License Period from the number of such licensees under contract with Licensor as of January 1, 2006, unless the failure to increase will, in Licensor's reasonable judgment, result in the dilution of the value of any of the Licensed Properties. In the event Licensor authorizes an additional licensee to manufacture and distribute trading cards, Licensor and Licensee will negotiate in good faith an appropriate adjustment of Licensee's advertising, marketing and promotional financial obligations.

12. The license from Licensor to use Licensed Property No. 12 extends only to its use as a trademark and brand for Licensed Product No. 1. Licensee acknowledges and agrees that Licensor and its other licensees reserve the right to use (i) "opening day" as a descriptive term and (ii) Licensor's logos and other marks and designs that contain the words "opening day", in each instance on or in connection with all products and services including, without limitation, baseball trading cards and umpire cards and Licensee will not object to or otherwise interfere with said uses, and that, during the License Period, Licensor shall not license any other trading card licensee the rights to use Licensed Property No. 12 as a trademark or brand for a line of trading cards or umpire cards in the Licensed Territory.

13 The parties hereby agree to extend the terms and conditions of the amendment dated January 1, 2001 (the "2001 Amendment") to the license agreement between the parties dated January 1, 1969 to govern the sale and distribution of Baseball Items by Licensee during calendar year 2005. Notwithstanding anything to the contrary contained in the 2001 Amendment, in connection with such extension, the parties agree to the following changes to the 2001 Amendment: (Any italicized capitalized terms in this Paragraph shall have the meaning ascribed to them in the 2001 Amendment.)

    The definition of the term Insignia shall be modified to include the Likenesses of the Major League Baseball umpires specified in Schedule D, Licensed Properties No. 14 and the term "opening day" and any "opening day" marks (subject to (c) below).

    The definition of the term Trading Cards shall be modified to include trading cards featuring the Likenesses.

    Licensee shall be permitted to use the term "opening day" as a trademark and brand for a line of Trading Cards (including Trading Cards featuring the Likenesses) and on or in combination with Topps Products and, in each instance, in advertising and promotional material reasonably connected with the foregoing uses, subject to the same terms contained in Schedule P, Miscellaneous No. 12 above in respect of Licensed Property No. 12.

    All other terms and conditions of the 2001 Amendment shall apply without modification to calendar year 2005, including, without limitation, Licensee's financial and reporting obligations.

SCHEDULE Q

MANUFACTURERS

1) Licensed Product No.:

Name of Manufacturer:

Address:

Telephone: ____________________________

Principal Contact:

SCHEDULE R

LICENSEE AFFILIATES

1) Licensed Product No.:

Name of Licensee Affiliate:

Address:

Telephone:

Principal Contact:

SCHEDULE S

DISTRIBUTORS

1) Licensed Product No.:

Name of Distributor:

Address:

Telephone:

Principal Contact:

SCHEDULE T

DISTRIBUTION CHANNELS

N/A

SCHEDULE U

BRAND NAMES

1) Licensed Product No.:

Brand Name(s): Opening Day

2) Licensed Product No.:

Brand Name(s):

3) Licensed Product No.:

Brand Name(s):

In the event Licensee wishes to substitute a brand name for those listed above or wishes to add to the number of brand names, Licensee shall first obtain Licensor's written approval of such brand names.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement:

MAJOR LEAGUE BASEBALL PROPERTIES, INC., on its own behalf and as agent for each of the MLB Entities

BY: /s/ Ethan G. Orlinsky

TITLE: Corporate Secretary

THE TOPPS COMPANY, INC.

BY:/s/ Warren Friss

TITLE: VP - General Manager - Entertainment